   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               CHYRON CORPORATION
             (Exact name of registrant as specified in its charter)

                NEW YORK                                    3663                                   11-2117385
    (State or other jurisdiction of             (Primary standard industrial                    (I.R.S. employer
     incorporation or organization)             classification code number)                   identification no.)

                           --------------------------

                                  5 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 845-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            MICHAEL WELLESLEY-WESLEY
                            CHIEF EXECUTIVE OFFICER
                               CHYRON CORPORATION
                                  5 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 845-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

            DANIEL I. DEWOLF, ESQ.                            HILDY SHANDELL, ESQ.
            ROBERT S. MATLIN, ESQ.                              JULIE ROSS, ESQ.
          CAMHY KARLINSKY & STEIN LLP                         SKADDEN, ARPS, SLATE,
        1740 BROADWAY, SIXTEENTH FLOOR                         MEAGHER & FLOM LLP
         NEW YORK, NEW YORK 10019-4315                          919 THIRD AVENUE
                (212) 977-6600                              NEW YORK, NEW YORK 10022
                                                                 (212) 735-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING       REGISTRATION
              TO BE REGISTERED                  REGISTERED (1)          SHARE (2)              PRICE (2)               FEE
Common Stock, par value $.01................      8,797,500              $10.50               $92,373,750            $27,993

(1) Includes 1,147,500 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

                                7,650,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                                ----------------

    Of the 7,650,000 shares of Common Stock offered hereby, 5,250,000 shares are being issued and sold by Chyron Corporation (the "Company") and 2,400,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

    The Common Stock is traded on the New York Stock Exchange (the "NYSE") under
the symbol "CHY." On             , 1996, the last reported sale price of the
Company's Common Stock on the NYSE was $         per share. See "Price Range of
Common Stock."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC        DISCOUNT (1)      COMPANY (2)     SHAREHOLDERS
Per Share...............         $                $                $                $
Total (3)...............         $                $                $                $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $625,000.

(3) The Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 1,147,500 additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Shareholders will be $         , $         and $         , respectively. See
    "Underwriting."

                            ------------------------

    The shares of Common Stock are offered severally by the Underwriters, when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about             , 1997 at the office
of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.
                            ------------------------

OPPENHEIMER & CO., INC.

                   VOLPE, WELTY & COMPANY

                                      SOUTHCOAST CAPITAL CORPORATION

               The date of this Prospectus is             , 1997.

   The following consists of 3 pages of pictures of certain of the Company's products, descriptions of such products and demonstrations of graphics produced by such products.

                               [ART WORK TO COME]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS
PROSPECTUS: (I) REFLECTS THE ONE-FOR-THREE REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLIT") WHICH IS EXPECTED TO BE CONSUMMATED PRIOR TO THE EFFECTIVE DATE OF THIS OFFERING AND (II) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" INCLUDE CHYRON CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES, INCLUDING PRO-BEL LIMITED, WHICH WAS ACQUIRED ON APRIL 12, 1996. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS."

    The Company develops, manufactures, markets and supports a broad range of equipment, software and systems that facilitate the production and enhance the presentation of live and pre-recorded video, audio and other data. The Company's products enable users to (i) create and manipulate text, logos and other graphic images using special effects such as three dimensional ("3D") transforming, compositing and painting; (ii) manage, monitor and distribute video, audio and other data signals; and (iii) control edit processes and automate broadcast equipment. The worldwide market for equipment, software and systems used in the production and presentation of video and audio content encompasses major television networks, cable television broadcasters, direct to home satellite program distributors, production companies and post-production houses, as well as organizations and individuals creating materials such as corporate and specialized video and audio presentations. The Company believes that the proliferation of users of high quality video and audio content is increasing the demand for products used in the production and presentation of such content. The Company's high performance graphics systems are used daily by many of the world's leading broadcast stations to display news flashes, election results, sports scores, stock market quotations, programming notes and weather information. The Company's signal management systems interconnect video, audio and data signals to and from equipment within a studio's control room or edit suite, as well as to and from signal transmission sites. The Company's control and automation systems are used to automate the steps used in the management, editing and distribution of video and audio content.

    The creation and delivery of video and audio content has three distinct stages: production, post-production and distribution. Production involves shooting video or film, recording sound and creating computer-generated graphics and other elements for special visual effects. During post-production, video and audio signals are processed and edited using sophisticated equipment to combine disparate elements, such as titles, graphics, still and moving images and computer-generated special effects through techniques such as scene sequencing, compositing, layering and touch-up. Important attributes of the equipment used in these processes include real time performance, high signal quality, high reliability and feature and function upgradeability. Distribution is the delivery of the finished content. The outlets available for distribution of video and audio content are proliferating as new cable, satellite and direct view alternatives supplement traditional broadcast delivery systems. Additional outlets include video tapes, video discs, CD-ROMs and film. Recently, a fundamental technological change has been occurring as production, post-production and distribution facilities, which have historically used an analog signal format, have been gradually converting, when appropriate, to a digital signal format. Converting to digital also partially prepares a facility for the introduction of new digital standards, including Advanced Television ("ATV") and High Definition Television ("HDTV") which require a digital signal.

    The Company believes it is a leading supplier worldwide of character generators and graphics systems for the high-end graphics market. The Company's objective is to be the leading provider worldwide of production, post-production and distribution solutions for video, audio and other data. The Company's strategy includes the following key elements: (i) maintain and enhance its leadership position in current markets; (ii) provide upgrades to existing equipment; (iii) cross sell products to its existing customers; (iv) address low-end and emerging markets; (v) expand its global presence; (vi) pursue strategic acquisitions and alliances; and (vii) utilize open platforms. With the April 1996 acquisition of Pro-Bel Limited, a United Kingdom corporation ("Pro-Bel"), the Company's systems became more comprehensive as signal switching and routing components were added to its product roster. In addition, in February 1996, the Company formed a strategic alliance with RT-Set Real Time Synthesized Entertainment Technology Ltd., an Israeli corporation ("RT-SET"), which develops virtual reality studio systems for broadcast customers.

                                  THE OFFERING

Common Stock offered by the Company..........  5,250,000 shares
Common Stock offered by the Selling
  Shareholders...............................  2,400,000 shares
Common Stock to be outstanding after the
  offering...................................  37,632,413 shares
Use of proceeds..............................  Repayment of indebtedness and general corporate purposes, including possible
                                               acquisitions and strategic alliances and
                                               increased marketing. See "Use of Proceeds."
NYSE Symbol..................................  CHY

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                        ------------------------------------------  --------------------
                                                          1992       1993       1994       1995       1995      1996(1)
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.............................................  $  29,715  $  37,391  $  42,762  $  53,971  $  38,596  $  56,889
Gross profit..........................................     17,203     20,575     23,850     31,225     21,676     30,002
Management fee........................................        891        800      1,139      2,911        695     --
West Coast restructuring charge (recapture)(2)........     --         --         12,716     (1,339)      (552)    --
Operating income (loss)...............................      2,048      2,750     (8,469)     8,482      5,820      9,900
Net income (loss).....................................  $   1,005  $   1,276  $  (8,994) $   7,476  $   3,894  $   5,623
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share(3).................  $    0.04  $    0.05  $   (0.31) $    0.25  $    0.13  $    0.18
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and common
  equivalent shares outstanding(3)....................     23,514     25,295     28,962     30,382     30,199     32,186
                                                        ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                                                             SEPTEMBER 30, 1996
                                                                                         ---------------------------
                                                                                           ACTUAL     AS ADJUSTED(4)
                                                                                         -----------  --------------

                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................   $   3,078
Working capital........................................................................      33,323
Total assets...........................................................................      81,851
Long-term obligations..................................................................      15,125
Total shareholders' equity.............................................................      45,394

------------------------
(1) Includes the operations of Pro-Bel since its acquisition by the Company on April 12, 1996. The acquisition was accounted for as a purchase. See Note 2 to the Consolidated Financial Statements.
(2) Relates to the West Coast restructuring plan whereby the Company eliminated unprofitable product lines. See Note 18 to the Consolidated Financial Statements.
(3) Adjusted to reflect the Reverse Stock Split which has been approved by the Board of Directors and is subject to the approval of the shareholders.
(4) Adjusted to give effect to the issuance and sale of 5,250,000 shares of Common Stock offered hereby by the Company at an estimated public offering
    price of $         per share, less underwriting discount and the estimated
    offering expenses to be paid by the Company, and the application of the net proceeds to the Company.

    The names Chyron, Scribe, Chyron Scribe, Chyron Scribe Junior, Chyron SuperScribe, iNFiNiT!, MAX!>, MAXINE!, CODI, I(2), Intelligent Interface, Intelligent Interface (I(2)), CMX, CMX AEGIS, CMX OMNI, Aurora, Liberty, PROCION and PROCION INNOVATIVE CONTROL SOLUTIONS are registered trademarks of the Company. This Prospectus also includes trademarks and trade names of other companies.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY--THE COMPANY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS--INDUSTRY BACKGROUND" AND "BUSINESS--STRATEGY" AS WELL AS THE PROSPECTUS GENERALLY. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT LIMITATION, THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH IN THE PROSPECTUS GENERALLY.

    PRODUCT CONCENTRATION. The Company's graphics and character generator products and switching and routing systems have generated substantially all of the Company's net sales to date, and sales of these products and related enhancements are expected to continue to account for a majority of the Company's net sales at least through 1997. Accordingly, the Company's success depends on continued sales of these products. A decline in demand for or average selling prices of such products, whether as a result of the introduction of new products or technologies by others, competition, technological change, inability of the Company to enhance its products in a timely fashion, or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products."

    DEPENDENCE ON ANALOG MARKET AND MATURE MARKET SEGMENTS. Television broadcasters, cable television operators and other entities involved in the production and presentation of video and audio content have historically relied on analog systems for their production, post-production and distribution systems. The Company believes that such entities are, and over time will continue, converting their operations to digital systems. If this transition occurs more rapidly than the Company currently anticipates, demand for certain of the Company's products, such as routing switchers for analog signals, could be significantly reduced, and any such reduction could have a material adverse effect on the Company's business, financial condition and results of operations. If for any reason the Company is not able to respond to such rapid transition with appropriate products in a timely fashion or such products do not achieve market acceptance, it could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in certain geographic regions served by the Company, the traditional broadcast markets have matured. As a result, the equipment needs of many customers in such markets are typically characterized by replacements and upgrades rather than expansion. See "Business--Industry Background" and "--The Chyron Solution."

    DEPENDENCE ON EMERGING DIGITAL MARKET. Television broadcasters, cable television operators and others involved in the production and presentation of video and audio content have historically relied on analog technology for many applications. Digital video and audio technology is still relatively new and requires a significant initial investment of capital by such users. The Company's future growth will depend to a significant degree on both the rate at which such users convert to digital video and audio systems and the rate at which digital video and audio technology expands to additional market segments. There can be no assurance that the use of digital video technology will expand among television broadcasters and cable television operators or into additional markets. Any failure by the market to accept digital video and audio technology could have a material adverse effect on the Company's business, financial condition and results of operations. Recently, a number of companies serving the digital video and audio markets, including certain competitors of the Company, have experienced business and financial difficulties, including operating losses. See "Business--Industry Background."

    RISKS ASSOCIATED WITH THE ACQUISITION OF PRO-BEL. On April 12, 1996, the Company acquired Pro-Bel, which is based in the United Kingdom. The Company's future success will depend in part on its ability to integrate Pro-Bel, to manage the manufacturing operations of such business, to eliminate redundancies and excess costs and to consolidate the sales and marketing activities, research and development activities, management information systems and other activities of Pro-Bel. Although the Company expects it will realize certain business synergies as a result of the acquisition, such synergies could be affected by various factors beyond the Company's control, such as future conditions in the graphics, signal management and control and automation markets and certain activities of the Company's competitors. As a result, there can be no assurance that the Company will be able to integrate successfully the operations of Pro-Bel with those of the Company. The failure to integrate Pro-Bel, increase the visibility and brand name recognition of Pro-Bel products in the United States, provide effective local sales and support for Pro-Bel products in the United States or sell significant amounts of Pro-Bel products in the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    HIGHLY COMPETITIVE ENVIRONMENT. The market for graphics imaging, editing and animation systems, signal routing systems and media storage systems is highly competitive and is characterized by rapid technological change and evolving industry standards. Rapid obsolescence of products, frequent development of new products and significant price erosion are all features of the industry in which the Company operates. The Company anticipates increased competition from both existing companies and new market entrants. The Company is currently aware of several major and a number of smaller competitors. In the graphics area, the Company believes its primary competitors are Aston Electronic Designs Limited, Digital Graphix Inc., Dynatech Corporation, Quantel Inc. and Scitex Corporation Ltd. In the signal management area, the Company believes its primary competitors are Dynatech Corporation, Leitch Incorported, Philips Electronics N.V., Sony Corporation and Tektronix, Inc. In the control and automation area, the Company believes its primary competitors are Accom, Inc., Louth Automation, Philips Electronics N.V., Sony Corporation and Tektronix, Inc. Many of these companies have significantly greater financial, technical, manufacturing and marketing resources than the Company. In addition, certain product categories and market segments, on a region-by-region basis, in which the Company does or may compete, are dominated by certain vendors. As a result, the Company's ability to compete in these areas may be limited.

    The Company believes that its ability to compete depends on factors both within and outside its control, including the success and timing of new product developments introduced by the Company and its competitors, product performance and price, market presence and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Maintaining any advantage that the Company may have over its competitors will require continuing investments by the Company in research and development, sales and marketing and customer service and support. In addition, as the Company enters new markets, whether through acquisitions, alliances with other companies or on its own, the Company may encounter distribution channels, technical requirements and competitive factors that differ from those in the markets in which it currently operates. There can be no assurance the Company will be able to compete successfully in these new markets. In addition, increased competition in any of the Company's current markets could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors. See "Business--Competition."

    RAPID TECHNOLOGICAL CHANGE. The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the Company's products or reduce the cost of existing products or services, any of which could enable the Company's existing or potential customers to fulfill their needs better and more cost efficiently than with the Company's products. The Company's future success will depend on its ability to enhance its existing products and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. For example, the industry is moving toward the adoption of a digital standard for ATV and HDTV. The Company does not currently offer products that fully support ATV and HDTV. Further, customers are increasingly using non-linear editing systems in addition to, or instead of, traditional linear editing systems. The Company does not currently offer any non-linear editing systems. There can be no assurance that the Company will be successful in enhancing its products or developing, manufacturing or marketing new products which satisfy these or other customer needs or achieve market acceptance. In addition, there can be no assurance that services, products or technologies developed by others will not render the Company's product or technologies uncompetitive, unmarketable or obsolete, or that announcements of currently planned or other new product offerings by either the Company or its competitors will not cause customers to defer or fail to purchase existing Company solutions. Rapid technological change also increases the risk to the Company of possible excess or obsolete inventory. Furthermore, the trend toward the use of open systems may cause price erosion in the Company's products, create opportunities for new competitors, allow existing competitors enhanced opportunities and limit the sale of the Company's proprietary systems. The failure of the Company to respond to rapidly changing technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Research and Development."

    RISK OF NEW PRODUCT INTRODUCTIONS. The Company's future success requires that it develop and market new products and enhancements that achieve significant market acceptance. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and enhancements, that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new products or enhancements may cause customers to defer purchasing existing Company products. Moreover, there can be no assurance that errors or failures will not be found in the Company's products or, if discovered, successfully corrected in a timely manner. Such errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect the Company's competitive position. Any inability to develop on a timely basis new products and enhancements, to correct errors, or to achieve market acceptance and manage product transitions and inventory levels, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Research and Development."

    RISKS ASSOCIATED WITH EXPANSION INTO NEW MARKETS. To date, a majority of the Company's products have been sold in the United States and the United Kingdom. The Company's success, however, depends in part on its expansion into new geographic markets and new market segments. There can be no assurance that the Company will be successful in marketing and selling its products to customers in new markets. Customers in such markets may also have unique product requirements, such as support of foreign languages or special features, which may be difficult and expensive for the Company to develop and support. In addition, competitive suppliers may have strong or dominant positions in such markets. Any inability of the Company to penetrate these new markets could have a material adverse effect on the Company's growth. See "Business--Products."

    RISKS ASSOCIATED WITH THE COMPANY'S ACQUISITION AND ALLIANCE STRATEGY. In pursuit of its strategic objective to expand through acquisitions of and alliances with complementary businesses, the Company recently acquired Pro-Bel and invested in and formed a strategic alliance with RT-SET. In the past, the Company has also acquired other businesses, some of which subsequently have been restructured and discontinued. The Company continually evaluates conditions for acquisitions, strategic investments and alliances. The Company's acquisition and alliance strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, liabilities and financial performance of acquisition and alliance candidates and in integrating the operations of acquired businesses with those of the Company. There can be no assurance, however, that acquisition or alliance opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions and alliances, that the Company will continue to acquire businesses or enter into alliance agreements or that any business acquired or alliance entered into will be integrated successfully or prove profitable. Moreover, once an acquisition is completed, there can be no assurance that acquired products, technologies or businesses will be effectively assimilated into the Company's business or product offerings, that the Company will be effectively able to derive the benefits of or continue to maintain the brand name recognition of acquired companies or products, that the Company will be able to effectively manage product transitions and inventory levels or that the Company will be able to retain key employees of acquired companies. In addition, the Company may incur significant expenses in completing any such acquisitions and investments and in supporting the acquired products, technologies or businesses. Acquisitions may also consume certain management resources, which may temporarily divert management efforts from the day-to-day business of the Company. There can be no assurance that any acquired products, technologies or businesses will contribute to the Company's revenues or earnings to any material extent.

    The Company has made and expects it will continue to make acquisitions, strategic investments and alliances outside of the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency exchange rate fluctuations and social, political and economic instability. See "Business--Strategy."

    ABILITY TO MANAGE GROWTH AND EXPANSION. The Company plans to continue to expand its operations. The management of the Company's growth, if any, will require continued expansion of the Company's operational and financial control systems, as well as an increase in the Company's research and development and marketing and sales capabilities, all of which could place a significant strain on the Company's resources. The Company's inability to manage its growth effectively could have a material adverse effect on its business, financial condition and results of operations. The Company's ability to compete effectively and to manage future expansion of its operations, if any, will require the Company to increase the number of its employees. The Company is dependent to a substantial degree upon its marketing and sales and research and development personnel and its technical, service and support staff. There is considerable competition for the services of such personnel. There can be no assurance that the Company will be able either to retain its present personnel or to acquire additional qualified personnel as and when needed. See "Business--Strategy."

    SEASONALITY. The Company's business has typically been seasonal with more orders usually being received and greater revenues being recognized in the fourth quarter than in each of the first, second or third quarters, respectively. The Company believes that the concentration of order placements in specific quarterly periods is due to customers' buying patterns and budgeting cycles. In addition, the Company's business is also affected by broadcast events in the television industry such as the Olympics and national and local elections. The Company anticipates that these patterns will continue in the future. As a result, the Company's results of operations have in the past and likely will in the future vary seasonally in accordance with such purchasing activity. Due to the relatively fixed nature of certain of the Company's costs throughout each quarterly period, including personnel and facilities costs, the decline of revenues in any quarter typically results in lower profitability in that period and, in such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have in the past varied and in the future will be affected by factors such as: (i) the timing and recognition of revenue from significant orders; (ii) the seasonality of the placement of customer orders; (iii) the success of the Company's products; (iv) increased competition; (v) changes in the Company's pricing policies or those of its competitors; (vi) the financial stability of major customers; (vii) new product introductions or enhancements by competitors; (viii) delays in the introduction of products or product enhancements by the Company; (ix) customer order deferrals in anticipation of upgrades and new products; (x) the ability to access a sufficient supply of sole source and third-party components; (xi) the quality and market acceptance of new products; (xii) the timing and nature of selling and marketing expenses (such as trade shows and other promotions);
(xiii) personnel changes; (xiv) the lengthy sales cycle associated with the Company's switching and routing systems and certain other products; (xv) high per unit list prices for the Company's equipment, thereby posing significant barriers to the purchase of equipment for potential customers; and (xvi) economic conditions affecting the Company's customers. In addition, the Company typically makes a significant portion of its quarterly shipments in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, any delay, interruption or inability to ship products could have a significant impact on the Company's quarterly business, financial condition and results of operations. Any significant cancellation or deferral of purchases of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations in any particular quarter and, to the extent significant sales occur in an earlier quarter than expected, operating results for subsequent quarters may be adversely affected. The Company's expense levels are based, in part, on its expectations as to future revenues and the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. If revenues are below expectations, operating results are likely to be adversely affected and net income may be disproportionately affected because a significant portion of the Company's expenses do not vary with revenues.

    Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT. The Company's success depends, in part, upon its ability to protect its proprietary software technology and operate without infringing the rights of others. It relies on a combination of patent, trademark, copyright and trade secret laws together with non-disclosure and confidentiality agreements to establish and protect its intellectual property rights in its technology. There can be no assurance that the steps taken by the Company regarding its proprietary technology will be sufficient to deter misappropriation or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the extent of the laws of the United States.

    In the systems and software industries, companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. While the Company is not currently involved in any pending intellectual property litigation, the Company has been and may from time to time continue to be notified of claims that it may be infringing patents, copyrights or other intellectual property rights owned by third parties. There can be no assurance that these or other companies will not in the future pursue claims against the Company with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. In addition, litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third-party claims of invalidity. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. International sales have represented a significant and growing portion of the Company's sales. The Company's international operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, credit risk, length of payment terms, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. Currently, the Company's sales are made in either United States dollars or United Kingdom pounds sterling. Accordingly, the Company may be exposed to risks of currency fluctuations. The Company has not and does not currently intend to engage in any currency hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED HISTORY OF NEW MANAGEMENT. The Company's current Chairman and Chief Executive Officer was appointed in July 1995, following a change in control of the Company pursuant to the sale by Pesa Inc. ("Pesa") of 19,804,910 shares of Common Stock and the sale by Sepa Technologies Ltd., Co. ("Sepa"), an affiliate of Pesa, of 1,666,666 shares of Common Stock to the current principal shareholders of the Company. In 1990, the Company sought protection under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). The Company subsequently emerged from Chapter 11 in December 1991 and underwent a restructuring of its West Coast operations in 1994 to eliminate unprofitable product lines. The Company's future success depends in large part upon the ability of the Company's new management to develop and manage the Company's business and growth, including the newly acquired Pro-Bel. Key members of new management are located in both the United Kingdom and the United States. New management's limited history managing the Company may make it more difficult for potential investors to evaluate the likelihood of management's ability to manage the Company successfully. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

    DEPENDENCE ON KEY PERSONNEL. The Company's future performance depends to a significant degree upon the continued contributions of members of the Company's senior management personnel and on its ability to attract, motivate and retain highly qualified employees. Competition for highly qualified employees is intense, and the process of identifying and successfully recruiting personnel with the combination of skills and attributes required to execute the Company's strategies is often lengthy. Accordingly, the loss of the service of any key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in retaining its key technical and management personnel or in attracting and retaining the personnel it requires for continued growth. See "Business--Employees" and "Management."

    DEPENDENCE ON KEY SUPPLIERS AND THIRD-PARTY MANUFACTURERS. Certain key components of the Company's products are currently purchased from a single or a few key suppliers. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company relies on a limited number of third parties who manufacture all of the hardware components and sub-assemblies utilized in certain of the Company's products, including its graphic systems. While to date there has been suitable third-party manufacturing capacity readily available at acceptable quality levels, there can be no assurance that such manufacturers will be able to meet the Company's future volume or quality requirements or that such services will continue to be available to the Company at favorable prices. Any financial, operational, production or quality assurance difficulties experienced by such third-party manufacturers that result in a reduction or interruption in supply to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Manufacturing."

    RESTRICTIONS IMPOSED BY INDEBTEDNESS. In connection with the Company's acquisition of Pro-Bel on April 12, 1996, the Company entered into a loan agreement and credit facility which are secured by the

Company's assets and contain a number of significant covenants that, among other things, will restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict certain corporate activities. There can be no assurance that such restrictions will not adversely effect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company. In addition, the loan agreement and credit facility require the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the covenants regarding financial ratios could result in an event of default under the loan agreement and credit facility. In the event of any such default, the lender could elect to declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be due and payable and to require the Company to apply all of its available cash to repay such borrowings. If the Company was unable to repay any such borrowings when due, the lender could proceed against its collateral.

    In addition, Pro-Bel has a separate loan facility which is secured by its assets and is repayable on demand. This facility restricts Pro-Bel and its subsidiaries from, among other things, obtaining additional financing or making any equity or debt investments. The Company intends to enter into a new loan facility with the same lender which will replace the current one and contain similar restrictions.

    REGULATION OF TELECOMMUNICATIONS AND TELEVISION INDUSTRIES. The telecommunications and television industries are subject to extensive regulation in the United States and other countries. The Company's business is dependent upon the continued growth of such industries in the United States and internationally. Although recent legislation has lowered the legal barriers to entry for telecommunications companies into the United States' multichannel television market, there can be no assurance that such telecommunications companies will successfully enter this or related markets. Moreover, the growth of the Company's business internationally is dependent in part on similar deregulation of the telecommunications industry abroad and there can be no assurance that such deregulation will occur. Television operators are subject to extensive government regulation by the Federal Communications Commission and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by television operators and thus could have a material adverse effect on the Company's business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect the Company's customers, and thereby materially adversely affect the Company's business, financial condition and results of operations. See "Business-- Industry Background."

    CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS. Upon the completion of this offering, the Company's officers, directors and 5% shareholders (and their affiliates) will, in the aggregate, beneficially own approximately 58.4% of the Company's outstanding Common Stock and Mr. Michael I. Wellesley-Wesley, Chairman of the Board of Directors and Chief Executive Officer, will beneficially own approximately 20.3%. As a result, such persons, acting together, will have the ability to control the vote on matters submitted to shareholders of the Company for approval (including election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal and Selling Shareholders."

    BROAD DISCRETION AS TO USE OF PROCEEDS. The Company intends to use approximately $12.4 million of the net proceeds from this offering to repay indebtedness and the remaining net proceeds for working capital and other general corporate purposes, including possible acquisitions, increased marketing and such other purposes as management may determine in its sole discretion. The Company's management has reserved the right to reallocate a portion of the net proceeds and there can be no assurance that the proceeds will yield a significant return. See "Use of Proceeds."

    ABSENCE OF DIVIDENDS. The Company has not paid cash dividends on its Common Stock since November 27, 1989 and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain any earnings for use in its business. The decision to pay dividends in the future will be at the discretion of the Board of Directors and is subject to certain restrictions under its loan agreement and credit facility. See "Price Range of Common Stock" and "Dividend Policy."

    POTENTIAL DILUTION RELATED TO RT-SET. Pursuant to an alliance agreement with RT-SET, the Company has the option to acquire up to a 51% interest in RT-SET in exchange for Common Stock. The value of the shares of Common Stock shall be calculated by taking the average closing price of shares of Common Stock traded on the New York Stock Exchange for the 20 trading days immediately prior to the date the Company sends a notice to RT-SET that it is exercising its option. Although such shares of Common Stock shall not be registered with the Commission, they will be subject to piggyback registration rights commencing 12 months after the date of closing of the exercise of the option. If the Company exercises the option and issues Common Stock, purchasers of Common Stock offered hereby could suffer dilution in the net tangible book value per share of the Common Stock offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ISSUANCE OF PREFERRED STOCK; POSSIBLE DELAY OR PREVENTION OF CORPORATE TAKE-OVER. The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, without further stockholder approval. The Board of Directors is authorized to determine, without any further action by the holders of the Common Stock, the rights, preferences and limitations of such preferred shares. Should the Board of Directors elect to exercise such authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of preferred stock. The issuance of a series of preferred stock of the Company could delay, defer or prevent a change in control of the Company without further shareholder action and could adversely affect the market price of the shares of Common Stock offered hereby. No shares of preferred stock are currently outstanding. See "Description of Capital Stock."

    SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECTS ON FUTURE MARKET PRICE. Sales of a substantial number of shares of Common Stock following completion of the offering could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. Upon completion of this offering, the Company will have 37,632,413 shares of Common Stock outstanding. Of these shares of Common Stock, 7,650,000 shares will be freely tradeable without restriction under the Securities Act (except by "affiliates" of the Company) of the remaining 32,382,413 outstanding shares of Common Stock, 11,584,643 shares (the "Restricted Shares") will be "restricted securities" as defined in Rule 144 promulgated under the Securities Act ("Rule 144"). An additional 1,433,333 shares currently subject to contractual limitations on sale or transfer will become eligible for sale to the public on July 25, 1997. The Company, its officers and directors and the Selling Shareholders will be subject to lock-up arrangements (the "Lock-Up") under which they have agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of 12,562,333 shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc. After such period, such shares of Common Stock may be sold only pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption therefrom, including exemptions to the provisions of Rule 144.

    Of the 11,524,643 Restricted Shares, up to 5,719,733 Restricted Shares will become eligible for sale pursuant to Rule 144 during 1998; up to 3,000,000 Restricted Shares will become eligible for sale pursuant to Rule 144 during 1999; up to 2,000,000 Restricted Shares will become eligible for sale pursuant to Rule 144 during 2000 and up to 804,910 Restricted Shares will become eligible for sale pursuant to Rule 144 during 2001. See "Shares Eligible for Future Sale."

    The holders of 24,471,544 shares, including the Restricted Shares, may, subject to the Lock-Up, by exercising demand registration rights, require the Company, beginning 90 days after the effective date of this Prospectus (the "Effective Date"), to file a registration statement under the Securities Act with respect to their Restricted Shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Holders of an additional 1,048,735 Restricted Shares will become entitled to demand registration rights during July 1997. If such holders, by exercising such registration rights, cause a large number of shares to be sold in the public market, the market price of the Common Stock could be adversely affected. See "Description of Capital Stock--Registration Rights."

    STOCK PRICE VOLATILITY. The trading price of the Common Stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, general conditions in the television broadcasting and related industries, announcements of technological innovations or new products introduced by the Company or its competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of the Common Stock.

                                  THE COMPANY

    The Company was incorporated under the laws of the State of New York on April 8, 1966 under the name The Computer Exchange, Inc., which was changed to the present name on November 28, 1975. The Company's principal executive offices are located at 5 Hub Drive, Melville, New York 11747 and its telephone number is
(516) 845-2000. Its executive offices in the United Kingdom are located at Danehill, Lower Earley, Reading, Berks RG6 4PB and its telephone number is 44-1734-86-61-23.

    On September 17, 1990, the Company and its subsidiaries sought relief under Chapter 11 of the United States Bankruptcy Code. On December 27, 1991, the Company emerged from bankruptcy. Pursuant to its plan of reorganization, the Company issued to its banks shares of Common Stock which represented 81% of the voting power and beneficial ownership of all the issued and outstanding Common Stock on a fully diluted basis. Such shares of Common Stock were then purchased from the banks by Pesa. Subsequently, Pesa transferred 4,666,666 shares of Common Stock to its affiliate Sepa.

    In May 1995, CC Acquisition Company A, L.L.C., a Delaware limited liability company ("CCA"), an entity affiliated with Mr. Allan R. Tessler and Mr. Michael
I. Wellesley-Wesley, acquired 3,333,333 shares of Common Stock from Pesa. In July 1995, control of the Company was transferred through the sale of an additional 18,138,244 shares of Common Stock by Pesa and Sepa to (i) CC Acquisition Company B, L.L.C., a Delaware limited liability company ("CCB"), an entity affiliated with Mr. Tessler and Mr. Wellesley-Wesley; (ii) various funds managed by Weiss, Peck & Greer, L.L.C. ("Weiss, Peck & Greer"); and (iii) Westpool Investment Trust plc ("Westpool") (Weiss, Peck & Greer and Westpool are collectively referred to as the "WPG/Westpool Investment Group"). In addition, Sepa transferred the voting control over 3,000,000 shares of Common Stock to these entities. CCA and CCB together beneficially own 8,455,297 shares of Common Stock. The WPG/Westpool Investor Group beneficially owns in the aggregate 15,768,632 shares. As a result of the new investor groups obtaining control, a new executive management team was put in place, a new Board of Directors was elected and a new business strategy was adopted. In July 1995, Mr. Wellesley-Wesley became the Chief Executive Officer and Chairman of the Board of Directors and Mr. Isaac Hersly was promoted to President and Chief Operating Officer.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock
offered by the Company are estimated to be $   million, after deducting the
underwriting discount and the estimated offering expenses payable by the Company. The Company expects to use approximately $12.4 million of the net proceeds for the repayment of indebtedness (including accrued interest thereon) which bears interest at rates ranging from 7.75% to 8.25% per annum and matures through April 16, 2000. The outstanding borrowings under these facilities were incurred to finance the Pro-Bel acquisition and to replace the Company's then existing working capital loan. The balance of the net proceeds from this offering will be used for general corporate purposes, possible acquisitions and strategic alliances, marketing, working capital and other general corporate purposes. As part of its business strategy, the Company continually evaluates potential acquisitions of businesses, products and technologies as well as strategic alliances. Accordingly, a portion of the net proceeds may be used for the acquisition of complementary businesses, technologies or products as well as strategic alliances. The Company currently has no understanding, commitment, agreement or present intention with respect to any particular acquisition or strategic alliance. Pending such uses, the Company intends to invest such funds in short-term, high quality investment grade, interest-bearing securities of the United States.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is traded on the NYSE under the symbol "CHY". The following table sets forth for the fiscal periods indicated the high and low last reported sale prices for the Common Stock as adjusted to reflect the Reverse Stock Split. No dividends on the Common Stock were declared or paid during such periods.

                                                                              PRICE RANGE OF
                                                                             COMMON STOCK(1)
                                                                           --------------------
                                                                             HIGH        LOW
                                                                           ---------  ---------
Year ended December 31, 1996:
  Fourth Quarter (through December 19, 1996).............................  $  15.375  $   8.250
  Third Quarter..........................................................     19.875     12.000
  Second Quarter.........................................................     18.750      9.375
  First Quarter..........................................................     10.125      6.375
Year ended December 31, 1995:
  Fourth Quarter.........................................................      8.625      5.250
  Third Quarter..........................................................      9.000      2.438
  Second Quarter.........................................................      3.000      1.500
  First Quarter..........................................................      2.250      1.125
Year Ended December 31, 1994:
  Fourth Quarter.........................................................      2.063      1.688
  Third Quarter..........................................................      2.250      1.688
  Second Quarter.........................................................      2.250      1.688
  First Quarter..........................................................      2.250      1.688

    On December 19, 1996, the closing price of the Company's Common Stock as reported on the NYSE was $8.625 per share and there were approximately 16,000 holders of Common Stock.

------------------------

(1) Share price data has been adjusted to reflect the Reverse Stock Split which has been approved by the Board of Directors and is subject to the majority vote of the shareholders.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividend since November 27, 1989. The Company currently plans to retain its future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. During the term of its loan agreement with Fleet Bank, the Company is prohibited from paying dividends in excess of 25% of its net income for the then current fiscal year.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1996: (i) on an actual basis after giving effect to the Reverse Stock Split and (ii) as adjusted to give effect to the sale of the 5,250,000 shares of Common Stock offered by the Company hereby after deducting the estimated underwriting discount and estimated offering expenses payable by the Company and the anticipated application by the Company of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                       SEPTEMBER 30, 1996
                                                                   ---------------------------
                                                                                     AS
                                                                    ACTUAL     ADJUSTED(2)(3)
                                                                   ---------  ----------------

                                                                         (IN THOUSANDS)
                                                                           (UNAUDITED)
Current portion of long-term debt................................  $   4,716     $
                                                                   ---------       --------
                                                                   ---------       --------
Long term debt, excluding current portion........................  $  14,977     $
                                                                   ---------       --------
Shareholders' equity:
  Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares issued and outstanding actual and as
    adjusted.....................................................     --             --
  Common stock, par value $.01 per share; 150,000,000 shares authorized; 32,382,413 shares issued and outstanding
    actual(1)(3); 37,632,413 shares outstanding, as
    adjusted(2)(3)...............................................        324
  Additional paid-in capital.....................................     37,915
  Retained earnings..............................................      6,966
  Cumulative translation adjustment..............................        189
                                                                   ---------       --------
      Total shareholders' equity.................................     45,394
                                                                   ---------       --------
      Total capitalization.......................................  $  60,371     $
                                                                   ---------       --------
                                                                   ---------       --------

------------------------

(1) Adjusted to reflect the Reverse Stock Split which has been approved by the Board of Directors and is subject to the majority vote of the shareholders.

(2) Adjusted to give effect to Note 1 above and the sale of 5,250,000 shares of Common Stock by the Company.

(3) Excludes, as of December 23, 1996, outstanding options to purchase an aggregate of 1,326,981 shares of Common Stock issued pursuant to the Company's 1995 Long Term Incentive Plan, as amended.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from, and qualified by reference to, the Company's consolidated financial statements audited by Price Waterhouse LLP for the year ended December 31, 1995 and by Ernst & Young LLP for the years ended December 31, 1994 and 1993 included elsewhere in this Prospectus (except for the balance sheet data as of December 31, 1993 which has been derived from audited financial statements not included herein). The statement of operations data and the balance sheet data as of and for the year ended December 31, 1992 have been derived from audited consolidated financial statements not included herein. The statement of operations data for the nine month periods ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1995 are derived from, and qualified by reference to, unaudited interim financial statements contained elsewhere herein. Management believes that all normal recurring adjustments necessary for a fair presentation have been made in such interim periods. The results of operations for the most recent interim period, however, are not necessarily indicative of the Company's financial results for the entire current fiscal year.

                                                                                                        NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                           ------------------------------------------  --------------------
                                                             1992       1993       1994       1995       1995      1996(1)
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA (2):
Net sales................................................  $  29,715  $  37,391  $  42,762  $  53,971  $  38,596  $  56,889
Cost of products sold....................................     12,512     16,816     18,912     22,746     16,920     26,887
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.............................................     17,203     20,575     23,850     31,225     21,676     30,002
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Selling, general and administrative....................     11,300     13,452     14,301     17,066     12,648     16,351
  Research and development...............................      2,964      3,573      4,163      4,105      3,065      3,751
  Management fee.........................................        891        800      1,139      2,911        695     --
  West Coast restructuring charge (recapture)............     --         --         12,716     (1,339)      (552)    --
                                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.............................     15,155     17,825     32,319     22,743     15,856     20,102
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)..................................      2,048      2,750     (8,469)     8,482      5,820      9,900
Interest expense, net....................................        445        714        525        536        449        872
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes..........      1,603      2,036     (8,994)     7,946      5,371      9,028
Income tax/equivalent provision..........................        598        760     --            470      1,477      3,405
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)........................................  $   1,005  $   1,276  $  (8,994) $   7,476  $   3,894  $   5,623
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share (3)...................  $    0.04  $    0.05  $   (0.31) $    0.25  $    0.13  $    0.18
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and common equivalent
  shares outstanding (3).................................     23,514     25,295     28,962     30,382     30,199     32,186
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                                        DECEMBER 31,                 SEPTEMBER 30,
                                                         ------------------------------------------
                                                           1992       1993       1994       1995         1996
                                                         ---------  ---------  ---------  ---------  -------------

                                                                       (IN THOUSANDS)                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................  $     403  $     213  $   1,555  $   5,012    $   3,078
Working capital........................................     11,692     13,256     12,103     28,221       33,323
Total assets...........................................     35,623     38,516     28,644     44,332       81,851
Long-term obligations..................................      3,000        200      4,829      4,911       15,125
Shareholders' equity...................................     17,882     22,627     13,776     29,983       45,394

------------------------
(1) Includes the operations of Pro-Bel since its acquisition by the Company on April 12, 1996. The acquisition was accounted for as a purchase. See Note 2 to the Consolidated Financial Statements.

(2) Amounts as of and for the year ended December 31, 1991 are not presented herein because (i) the Company emerged from Chapter 11 in December 1991 and adopted Fresh Start Reporting, thereby rendering a comparison of 1991 to subsequent years not meaningful and (ii) during 1991, the Company changed its fiscal year-end from June 30 to December 31.

(3) Adjusted to reflect the Reverse Stock Split which has been approved by the Board of Directors and is subject to the approval of the shareholders.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, manufactures, markets and supports a broad range of equipment, software and systems that facilitate the production and enhance the presentation of live and pre-recorded video, audio and other data. The Company introduced the iNFiNiT!, its flagship product, in late 1990. Subsequently, the Company has introduced a broad range of graphics products such as the MAX!> and MAXINE!, CODI, LIBERTY, WiNFiNiT! and IMAGESTOR!. These products superimpose text, logos and other graphics onto a primary video image or create an independent image to be televised by itself. The Company expects that revenue from its current graphics and character generator systems will continue to constitute a substantial percentage of its net sales in the near future. The Company's Pro-Bel signal management systems interconnect video, audio and data signals to and from equipment within a studio's control room or edit suite, as well as to and from signal transmission sites. The Company expects that sales of switching and routing systems will also be a significant contributor to net sales in the coming years.

    The Company's net sales have increased from $29.7 million in 1992 to $54.0 million in 1995, while gross profit has increased from $17.2 million in 1992 to $31.2 million in 1995 and $30.0 million in the nine months ended September 30, 1996. During the same periods, net income was $1.0 million, $7.5 million, and $5.6 million, respectively.

    The Company was incorporated under the laws of the State of New York on April 8, 1966. The Company filed for Chapter 11 protection in September 1990 and emerged from Chapter 11 in December 1991. See "The Company." In 1994, the Company restructured its West Coast operations, resulting in a charge of approximately $12.7 million. In 1995, the new investor group obtained control, a new executive management team was put in place, a new Board of Directors was elected and a new business strategy was adopted.

    The Company's strategy includes the following key elements: (i) maintain and enhance its leadership position in current markets; (ii) provide upgrades to existing equipment; (iii) cross sell products to its existing customers; (iv) address low-end and emerging markets; (v) expand its global presence; (vi) pursue strategic acquisitions and alliances; and (vii) utilize open platforms. The Company intends to continue to serve its worldwide customer base by introducing products which address the requirement to improve the production and presentation of video, audio and other data. The Company also intends to continue to upgrade its current high performance systems, invest in the development of new options and enhancements for its products and provide complete system solutions to its customers.

ACQUISITION OF PRO-BEL

    On April 12, 1996, the Company acquired Pro-Bel, located in Reading, United Kingdom. Pro-Bel manufactures and distributes video signal and switching equipment and systems. The aggregate consideration consisted of $6.9 million in cash, $5.3 million in two-year promissory notes and 1,048,735 restricted shares of Common Stock valued at $6.9 million.

    The acquisition of Pro-Bel was accounted for as a purchase. Accordingly, the cost was allocated to the net assets acquired based upon their estimated fair value. The excess of cost over the estimated fair value of the net assets acquired amounted to $7.5 million, which is being amortized over 12 years using the straight-line method.

    The consolidated financial statements of the Company at and for the nine months ended September 30, 1996 include the accounts of the Company and its wholly owned subsidiaries, Pro-Bel and subsidiaries, since their acquisition on April 12, 1996, and Digital Services Corporation, which is presently inactive.

INVESTMENT IN RT-SET

    On February 29, 1996, the Company purchased a 19% interest in RT-SET, which develops, markets and sells real time virtual studio set software and proprietary communications hardware. The Company purchased shares of RT-SET Convertible Preferred Stock in exchange for 800,000 restricted shares of Common Stock. In addition, the Company was granted certain call option rights which, if and when exercised, allows the Company to purchase up to a 51% interest in RT-SET in exchange for the issuance of additional shares of Common Stock. In accordance with the purchase agreement, the 800,000 shares of Common Stock were to be held in escrow and released in two tranches, subject to certain conditions. One-third of such shares was released from escrow in June 1996 and the remainder will be released upon a public offering of RT-SET's equity. Prior to any public offering by RT-SET, the Company has the right to recover the remaining two-thirds of its shares held in escrow in exchange for its interest in RT-SET. The transaction has been recorded as the purchase of a right to acquire a 19% interest in RT-SET. RT-SET shall retain the voting rights with respect to the escrowed shares while such shares are held by the escrow agent. The acquisition was recorded at the estimated fair value of the restricted shares of Common Stock released from escrow. See "Business--RT-SET Relationship."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected consolidated financial data for the Company as a percentage of net sales:

                                                                                                           NINE MONTHS ENDED
                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,               SEPTEMBER 30,
                                                                         -------------------------------  --------------------
                                                                           1993       1994       1995       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Net sales..............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of products sold..................................................       45.0       44.2       42.1       43.8       47.3
                                                                         ---------  ---------  ---------  ---------  ---------
  Gross profit.........................................................       55.0       55.8       57.9       56.2       52.7
                                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Selling, general and administrative..................................       35.9       33.4       31.7       32.8       28.7
  Research and development.............................................        9.6        9.7        7.6        7.9        6.6
  Management fee.......................................................        2.1        2.7        5.4        1.8     --
  West Coast restructuring charge (recapture)..........................     --           29.7       (2.5)      (1.4)    --
                                                                         ---------  ---------  ---------  ---------  ---------
  Total operating expenses.............................................       47.6       75.5       42.2       41.1       35.3
                                                                         ---------  ---------  ---------  ---------  ---------
Operating income (loss)................................................        7.4      (19.7)      15.7       15.1       17.4
Interest expense, net..................................................        2.0        1.2        1.0        1.2        1.5
                                                                         ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes........................        5.4      (20.9)      14.7       13.9       15.9
Income tax/equivalent provision........................................       (2.0)    --           (0.8)      (3.8)      (6.0)
                                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss)......................................................        3.4%     (20.9%)      13.9%      10.1%       9.9%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1995

    The Company's net sales consist of product sales, upgrades and enhancements and rental income as well as customer service revenue.

    NET SALES. Net sales increased 47.3% to $56.9 million for the nine months ended September 30, 1996 from $38.6 million for the nine months ended September 30, 1995. This increase was primarily attributable to the inclusion of Pro-Bel's sales, while sales of Chyron's graphic products also showed continued growth.

    GROSS PROFIT. Gross profit increased to $30.0 million for the nine months ended September 30, 1996 from $21.7 million for the nine months ended September 30, 1995. This increase was primarily attributable to the 47.3% increase in net sales. Gross margin as a percentage of net sales decreased to 52.7% for the nine months ended September 30, 1996 from 56.2% for the nine months ended September 30, 1995. This decrease was caused primarily by the inclusion since April 1996 of net sales from Pro-Bel products, which historically have lower margins. The gross margin for the Chyron product lines decreased slightly as a result of the product mix for the period.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 29.3% to $16.4 million for the nine months ended September 30, 1996 from $12.6 million in the nine months ended September 30, 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 28.7% for the nine months ended September 30, 1996 from 32.8% for the nine months ended September 30, 1995. The dollar increase was primarily due to the inclusion of Pro-Bel's operations since April, 1996 and the accounting for the acquisition under the purchase method resulting in goodwill amortization and increased depreciation, as well as increased costs as a direct result of increased sales volume. The decrease as a percentage of net sales was also affected by the incurrence in 1995 of $443,000 of one-time legal and investment banking fees and $390,000 of severance costs for former management.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 22.4% to $3.8 million for the nine months ended September 30, 1996 from $3.1 million for the nine months ended September 30, 1995. This increase was primarily due to the inclusion of Pro-Bel's research and development expenditures since April 1996. Research and development expenses related to Chyron's product lines decreased for the period due to an increase of $415,000 in amounts capitalized and due to an increased percentage of research and development undertaken internally instead of by outside consultants.

    INTEREST EXPENSE, NET. Interest expense, net 94.2% to $872,000 for the nine months ended September 30, 1996 from $449,000 for the nine months ended September 30, 1995. In conjunction with the Pro-Bel acquisition, the Company entered into various agreements with a bank, issued promissory notes to the shareholders of Pro-Bel, and assumed Pro-Bel's existing bank debt, all of which led to an increase in interest expense for the period.

    INCOME BEFORE PROVISION FOR INCOME TAXES. Income before provision for income taxes improved 68.1% to $9.0 million for the nine months ended September 30, 1996 from $5.4 million for the nine months ended September 30, 1995, primarily due to the improved operating income of Chyron coupled with the addition of Pro-Bel.

    INCOME TAXES/EQUIVALENT PROVISION. Income taxes/equivalent provision increased 130.5% to $3.4 million for the nine months ended September 30, 1996 from $1.5 million for the nine months ended September 30, 1995 primarily as a result of the income tax benefit realized during 1995 as a result of the 1994 West Coast restructuring. This increase was also due to increased income before income taxes for the 1996 period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased 26.2% to $54.0 million in 1995 from $42.8 million in 1994. This increase was primarily due to increased sales of the Company's character generator lines. The iNFiNiT! product line showed the largest dollar growth at $6.4 million, or 41%, with the MAX!> line showing the largest percentage growth at 65%, or $4.7 million. Increases in net sales also reflect growth in the Company's MAXINE! product line, sales of which grew by $2.4 million, or 39%, over the prior year. The growth in sales was seen both domestically and abroad. These increases were partially offset by the lack of sales from products discontinued in connection with the West Coast restructuring.

    GROSS PROFIT. Gross profit increased 30.9% to $31.2 million in 1995 from $23.9 million in 1994. This increase was primarily due to the 26.2% increase in net sales. Gross margin as a percentage of net sales increased to 58% in 1995 from 56% in 1994 mainly due to increased manufacturing efficiencies and management's cost reduction efforts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 19.3% to $17.0 million in 1995 from $14.3 million in 1994. This increase was primarily due to (i) legal and investment banking fees of $443,000 incurred with respect to the undertakings of the Special Transaction Committee of the Board of Directors, which had been appointed in connection with the potential change in control of the Company,
(ii) the accrual of $430,000 of severance payments for former management and
(iii) increases due to increases in costs related to the 26.2% increase in net sales. These increases were offset by costs cutting measures instituted by the Company as part of the West Coast restructuring in the prior year resulting in a decrease in selling, general and administrative expenses as a percentage of net sales to 31.7% in 1995 from 33.5% in 1994.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by $58,000 to $4.1 million in 1995. This decrease was primarily due to benefits recognized as part of the Company's West Coast restructuring in the third quarter of 1994, which eliminated costs related to the Company's unprofitable product lines. Exclusive of 1994 costs related to unprofitable product lines, research and development expenses increased by $359,000 in 1995. This increase was primarily due to additional expenditures for new product development to address emerging markets targeted by the Company as well as the development of new features for the Company's existing products. Research and development expenses includes the amortization of software development costs, which increased by $82,000 in 1995 due to the release of new options in 1995 for the Company's character generator product lines.

    MANAGEMENT FEE. In December 1991, the Company entered into a management agreement (the "Management Agreement") with an affiliate of Sepa to provide business and technical services to the Company. This agreement was subsequently transferred to Sepa. In December 1995, the Company (under its new management) agreed to terminate the Management Agreement upon payment to Sepa of $2 million. This is anticipated to result in aggregate savings to the Company of $1.0 million for the two year period ending December 31, 1997.

    INTEREST EXPENSE, NET. Interest expense, net increased 2.1% to $536,000 in 1995 from $525,000 in 1994. This increase was primarily due to an increase in the average prime rate of interest in 1995 and additional interest expense related to the Company's capital lease obligations entered into in December 1994. This increase was offset by earnings on the Company's cash equivalents.

    INCOME BEFORE PROVISION FOR INCOME TAXES. Income before provision for income taxes was $7.9 million for 1995, an increase of $16.9 million over the $9 million loss in the prior year. Net income for the current year included a $2 million charge related to the termination of the Company's Management Agreement with Sepa, which is further described in Note 17 to the Consolidated Financial Statements, and a recapture of the prior year's restructuring charge of $1.3 million. For details of changes in the West Coast restructuring charge in 1995, see Note 18 to Consolidated Financial Statements. Exclusive of the management fee charge in 1995 and amounts related to the West Coast restructuring charge in 1994 and 1995, the income before provision for income taxes increased $5 million due primarily to increases in net sales and gross margins for 1995 coupled with increased efficiencies and cost savings measures as well as the benefit of the West Coast restructuring commencing in the third quarter of 1994.

    INCOME TAXES/EQUIVALENT PROVISION. A total income tax/equivalent provision of $470,000, or 6%, was recorded in 1995 and included a tax benefit of approximately $1.0 million which was recognized as a result of the reduction in the valuation allowance provided on deferred tax assets. The valuation allowance was reduced because management believes that the Company will generate sufficient future taxable income from ordinary and recurring operations to realize the deferred tax assets. At December 31, 1995, the Company had recorded a valuation allowance of approximately $5.4 million.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased 14.4% to $42.8 million in 1994 from $37.4 million in 1993. This increase was attributable to significant increases in sales across the range of the Company's graphics products. Net sales of the Company's three flagship high-end products increased 27%, with the iNFiNiT! workstation showing a 29% volume growth, the entry level MAXINE! a 50% volume growth and the intermediate MAX!> a 9% unit price improvement due to the increased sale of featured options. The Codi titling and logo generators had a 28% unit volume growth, with an average system price improvement over the prior year of 93%. In 1994, net sales also included a software license fee of $610,000 for use of the source code of the Company's Liberty paint and animation software.

    GROSS PROFIT. Gross profit increased 15.9% to $23.9 million in 1994 from $20.6 million in 1993 primarily as a result of a 14.4% increase in net sales. Gross margin as a percentage of net sales increased to 55.8% in 1994 from 55.1% in 1993 as a result of management's efforts to enhance productivity in the factory and the benefits of the West Coast restructuring.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 6.3% to $14.3 million in 1994 from $13.5 million in 1993, but decreased as a percentage of net sales to 33.4% in 1994 from 35.9% in 1993. This decrease was primarily due to savings from the consolidation of the Company's two Melville facilities, reduction in staffing levels and the West Coast restructuring, which in turn were offset by an increase in costs related to the 14.4% increase in net sales, new marketing and advertising initiatives, moving expenses and the write-off of the leasehold improvements related to the consolidation of the Company's two Melville facilities.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, including the amortization of capitalized software development costs, increased 16.5% to $4.2 million in 1994 from $3.6 million in 1993 due to strategic initiatives in improving the Company's profitable product lines. Amortization of software development costs (included in research and development expenses) increased $167,000 as a result of the release of new products and options since 1993.

    WEST COAST RESTRUCTURING. As of September 30, 1994, the Company's West Coast operations, CMX and Aurora, reflected a continuing trend of poor operating performance. Due to these disappointing results, the lack of certain products in the high growth sector of the market and the strategic decision by management to redirect its product lines to a broader base market and to reengineer its research and development focus, the Company initiated a plan to restructure the West Coast operations.

    Consequently, the Company decided to eliminate unprofitable product lines such as CMX 6000, Cinema, Gemini, LSI and the 3500 and 3600 series product lines, reduce the West Coast workforce by 30% (or 12 employees), write-down to estimated net realizable value certain assets directly attributable to the unprofitable product lines, write-off software costs that the Company believed no longer fit its strategic initiative and focus, dispose of certain assets, accrue losses for the restructuring period of October 1, 1994 through March 31, 1995 and downsize the Company's Santa Clara, California facility.

    The result of these measures was a restructuring charge of $12.7 million for the West Coast operations. The specific components of the restructuring charge broken-out between asset write downs and cash outlays were as follows (in thousands):

Asset write downs:
  Write down of assets to estimated net realizable value...........  $   6,952
  Write-off of software development costs..........................      1,991
                                                                     ---------
  Total non cash charges...........................................      8,943
Cash outlays:
  Accrued operating losses through date of disposition.............      2,500
  Loss on lease commitment.........................................        700
  Accrued severance for reduction in workforce.....................        300
  Other............................................................        273
                                                                     ---------
      Total........................................................  $  12,716
                                                                     ---------
                                                                     ---------

    The cash outlays required by the restructuring have been funded by the Company's profitable product lines. Cash outlays estimated for the six month restructuring period were $3.8 million, of which $1 million was made by December 31, 1994. The loss on the lease was to be funded over the remaining lease term of 31 months subsequent to the restructuring period. In 1995, a sublease was obtained. The Company's graphics division had been funding the operating losses of CMX and Aurora out of its working capital since CMX and Aurora began their trend of unprofitability.

    Operating results as a result of the West Coast restructuring were projected to benefit by a savings of over $2 million for 1995, principally due to a reduction in annual salaries and employee benefits of $750,000, a decrease in depreciation and amortization expense of $200,000 per year, a reduction of overhead costs of approximately $200,000 per year and a reduction in losses on unprofitable product lines of approximately $850,000 per year. The Company believes such savings have been substantially realized.

    INTEREST EXPENSE, NET. Interest expense, net decreased 26.4 % to $525,000 in 1994 from $714,000 in 1993. This decrease was primarily due to the reduction in the Company's secured credit facility from $6.5 million to $4.5 million at December 31, 1994, offset in part by the increase in the average prime rate over the prior period.

    INCOME TAXES/EQUIVALENT PROVISION. Due to the West Coast restructuring charge of $12.7 million, which included the disposition of inventory related to unprofitable product lines, the Company had a book and tax loss for 1994 and, accordingly, there was no provision or benefit for income taxes.

    The operating loss of $8.5 million would have been an operating profit of $4.2 million exclusive of the West Coast restructuring charge of $12.7 million compared to $2.7 million for 1993. This increase was mainly attributable to the fact that the fourth quarter losses of the West Coast operations of approximately $1.0 million were provided for in the $12.7 million West Coast restructuring charge taken in the quarter ended September 30, 1994 and also due to the increase in sales and gross margins in 1994.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited quarterly statement of operations data for each of the Company's last seven quarters, and such data expressed as a percentage of net sales for each quarter. This data has been prepared on a basis consistent with the Company's audited consolidated financial statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals, that the Company considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period. In view of recent developments, including the acquisition of Pro-Bel and the Company's recent growth, the Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                                    QUARTER ENDED
                                                     ---------------------------------------------------------------------------
                                                     MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                                       1995       1995       1995       1995       1996       1996       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................................  $  11,437  $  13,061  $  14,099  $  15,374  $  13,725  $  22,532  $  20,632
Cost of products sold..............................      5,075      5,755      6,091      5,825      5,939     11,131      9,817
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.....................................      6,362      7,306      8,008      9,549      7,786     11,401     10,815
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Selling, general and administrative..............      3,589      4,423      4,637      4,417      3,705      6,755      5,890
  Research and development.........................        980      1,057      1,027      1,041      1,108      1,191      1,452
  Management fee...................................        232        232        232      2,215     --         --         --
  West Coast recapture.............................     --         --           (552)      (787)    --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.......................      4,801      5,712      5,344      6,886      4,813      7,946      7,342
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...................................      1,561      1,594      2,664      2,663      2,973      3,455      3,473
Interest expense, net..............................        153        124        171         88        124        298        450
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...........      1,408      1,470      2,493      2,575      2,849      3,157      3,023
Income tax/equivalent provision....................       (528)      (263)      (686)     1,007       (969)    (1,248)    (1,189)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.........................................  $     880  $   1,207  $   1,807  $   3,582  $   1,880  $   1,909  $   1,834
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share (1)...........................  $    0.03  $    0.04  $    0.06  $    0.12  $    0.06  $    0.06  $    0.06
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Number of shares used in computing net income
  (loss) per share (1).............................     29,948     30,083     30,469     30,642     30,815     32,746     32,917
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) Adjusted to reflect the Reverse Stock Split which has been approved by the Board of Directors and is subject to the majority vote of the shareholders.

                                                                           AS A PERCENTAGE OF NET SALES
                                                          ---------------------------------------------------------------
                                                                                   QUARTER ENDED
                                                          ---------------------------------------------------------------

                                                           MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                                             1995         1995         1995         1995         1996
                                                          -----------  -----------  -----------  -----------  -----------
Net sales...............................................       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of products sold...................................        44.4         44.1         43.2         37.9         43.2
                                                               -----        -----        -----        -----        -----
  Gross profit..........................................        55.6         55.9         56.8         62.1         56.8
                                                               -----        -----        -----        -----        -----
Operating expenses:
  Selling, general and administrative...................        31.4         33.9         32.9         28.7         27.0
  Research and development..............................         8.6          8.1          7.3          6.8          8.1
  Management fee........................................         2.0          1.7          1.6         14.4       --
  West Coast recapture..................................      --           --             (3.9)        (5.1)      --
                                                               -----        -----        -----        -----        -----
    Total operating expenses............................        42.0         43.7         37.9         44.8         35.1
                                                               -----        -----        -----        -----        -----
Operating income........................................        13.6         12.2         18.9         17.3         21.7
Interest expense, net...................................         1.3          1.0          1.2          0.6          0.9
                                                               -----        -----        -----        -----        -----
Income before provision for income taxes................        12.3         11.2         17.7         16.7         20.8
Income tax/equivalent provision.........................        (4.6)        (2.0)        (4.9)         6.6         (7.1)
                                                               -----        -----        -----        -----        -----
Net income..............................................         7.7%         9.2%        12.8%        23.3%        13.7%
                                                               -----        -----        -----        -----        -----
                                                               -----        -----        -----        -----        -----



                                                           JUNE 30,     SEPT. 30,
                                                             1996         1996
                                                          -----------  -----------
Net sales...............................................       100.6%       100.0%
Cost of products sold...................................        49.4         47.6
                                                               -----        -----
  Gross profit..........................................        50.6         52.4
                                                               -----        -----
Operating expenses:
  Selling, general and administrative...................        30.0         28.5
  Research and development..............................         5.3          7.0
  Management fee........................................      --           --
  West Coast recapture..................................      --           --
                                                               -----        -----
    Total operating expenses............................        35.3         35.5
                                                               -----        -----
Operating income........................................        15.3         16.9
Interest expense, net...................................         1.3          2.2
                                                               -----        -----
Income before provision for income taxes................        14.0         14.7
Income tax/equivalent provision.........................        (5.5)        (5.8)
                                                               -----        -----
Net income..............................................         8.5%         8.9%
                                                               -----        -----
                                                               -----        -----

    The Company's quarterly operating results depend, among other things, on the volume and timing of product orders received and delivered during the quarter and the timing of new product introductions by the Company.

    The quarter ended March 31, 1996 showed lower net sales compared to the quarter ended December 31, 1995. The fourth quarter historically has been Chyron's strongest quarter. The quarter ended June 30, 1996 increased 64% over the quarter ended March 31, 1996 primarily as a result of the acquisition of Pro-Bel during the quarter as well as seasonal purchases of equipment made in anticipation of media coverage of the Olympics and the political primaries, conventions and elections in the summer and fall of 1996. The quarter ended June 30, 1996 was the first quarter in which the Company reported consolidated results with Pro-Bel. The quarter ended September 30, 1996 decreased from the quarter ended June 30, 1996 but increased over the comparable 1995 quarter by 46%, primarily as a result of the acquisition of Pro-Bel.

LIQUIDITY AND CAPITAL RESOURCES

    On February 1, 1996, Pro-Bel, entered into several agreements with a bank to obtain borrowing facilities totaling 1.5 million pounds sterling (approximately $2.4 million at the September 30, 1996 exchange rate). One of the facilities is secured by Pro-Bel's outstanding accounts receivable. These facilities replaced former bank facilities which had expired, and are used for working capital.

    On March 28, 1996 and April 16, 1996, the Company entered into agreements with a bank to obtain a revolving credit facility of $10 million and a term loan of $8 million, respectively. The revolving portion of the facility matures 3 years from closing, while the term portion matures 4 years from closing. The entire facility is secured by the Company's properties and assets. This facility replaced the $10 million secured credit facility which was due to expire on April 27, 1997. In April 1996, a portion of this new credit facility was used to fund the acquisition of Pro-Bel.

    On April 12, 1996, the Company issued, as part of the purchase price, promissory notes to the shareholders of Pro-Bel for 3.5 million pounds sterling ($5.3 million). The promissory notes are secured by an irrevocable letter of credit from a bank and limit amounts available under the revolving credit facility described above. The notes are due on or before April 15, 1998.

    At September 30, 1996, the Company had operating lease commitments for equipment and factory and office space totaling $12.4 million, of which $1.3 million is payable within one year.

    To finance the acquisition of Pro-Bel, the Company incurred additional debt of $7.2 million and used cash on hand of $6.9 million. Since the acquisition of Pro-Bel, the Company's consolidated financial statements include the Pro-Bel accounts, as adjusted for purchase accounting. At the date of acquisition, inventory increased by $7.8 million, accounts receivable increased by $5.9 million and accounts payable increased by $9.2 million which, in sum with other current assets acquired and current liabilities assumed, increased working capital by $3.5 million. Additionally, at the date of acquisition, property and equipment increased by $8.8 million, excess of cost over net assets acquired of $7.5 million was recorded and $3.6 million of Pro-Bel debt was assumed.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    The Company develops, manufactures, markets and supports a broad range of equipment, software and systems that facilitate the production and enhance the presentation of live and pre-recorded video, audio and other data. The Company's products enable users to (i) create and manipulate text, logos and other graphic images using special effects such as 3D transforming, compositing and painting;
(ii) manage, monitor and distribute video, audio and other data signals; and
(iii) control edit processes and automate broadcast equipment. The worldwide market for equipment, software and systems used in the production and presentation of video and audio content encompasses major television networks, cable television broadcasters, direct to home satellite program distributors, production companies and post-production houses, as well as organizations and individuals creating materials such as corporate and specialized video and audio presentations. The Company believes that the proliferation of users of high quality video and audio content is increasing the demand for products used in the production and presentation of such content. The Company's high performance graphics systems are used daily by many of the world's leading broadcast stations to display news flashes, election results, sports scores, stock market quotations, programming notes and weather information. The Company's signal management systems interconnect video, audio and data signals to and from equipment within a studio's control room or edit suite, as well as to and from signal transmission sites. The Company's control and automation systems are used to automate the steps used in the management, editing and distribution of video and audio content.

INDUSTRY BACKGROUND

    OVERVIEW. The creation and delivery of video and audio content has three distinct stages: production, post-production and distribution. Production involves shooting video or film, recording sound and creating computer-generated graphics and other elements for special visual effects. Both still and animated images are created and stored at this point. During post-production, video and audio signals are processed and edited using sophisticated equipment to combine disparate elements, such as titles, graphics, still and moving images, and computer-generated special effects through techniques such as scene sequencing, compositing, layering and touch-up. Important attributes of the equipment used in these processes include real time performance, high signal quality, high reliability and feature and function upgradeability. The post-production process may be eliminated when content is broadcast live or live to tape. Distribution is the delivery of the finished content. The outlets available for distribution of video and audio content are proliferating as new cable, satellite and direct view alternatives supplement traditional broadcast delivery systems. Additional outlets include video tapes, video discs, CD-ROMs and film.

    Recently, a fundamental technological change has been occurring as production, post-production and distribution facilities, which have historically used an analog signal format, have been gradually converting, when appropriate, to a digital signal format. Digital technology allows the reduction of internal signal wiring, amplifier and other ancillary devices, increased signal quality and superior reproduction capabilities. Prior to installing digital production and post-production devices, all or part of the routing switcher, the device which interconnects the signals of the various devices, must be converted to digital. Converting to digital also partially prepares a facility for the introduction of new digital standards, including ATV and HDTV which require a digital signal.

    In addition, as "open system" hardware and software become more powerful and reliable, they are being adapted for use in the real time creation, manipulation, storage and delivery of video and audio content. The use of hardware, including computers, solid state memory devices, disk drives and electronic writing tablets, may speed product development, defer price increases and reduce repair costs and repair time. The use of software developed for mass markets may permit greater interoperability between devices, easier modification and allow the customer or other third-party software developers to add or enhance the devices' internal software for additional functionality.

    An important consideration for customers evaluating the incorporation of new technologies, such as digital signal formats and open systems, into new or existing facilities is the ability to preserve their investments in equipment and systems. These investments, which include significant capital expenditures and design, installation and training costs, result in a customer requirement for modular, upgradeable products with a long anticipated useful life.

    PRODUCTION AND POST-PRODUCTION. In the production and post-production processes, video and audio content elements are created, manipulated, enhanced and edited in the studio's control room or edit suite. An edit control system manages the equipment in the studio's control room or edit suite, accessing video and audio elements as required and sequencing them to editorial tastes. The equipment used in these processes, which may be digital or analog, includes video production switchers, video special effects devices, audio processing units, paint and animation systems, still storage devices, character generators and graphic systems. The sources of the numerous content elements as well as the storage devices for finished edited content, such as video tape machines or disk based storage systems, can each be analog or digital. These various devices are typically interconnected through routing switchers which provide quick and easy access to video, audio and other data from various devices. Routing switchers are available to handle analog and digital signal formats and peripheral products are available to convert signals between the two.

 The following is a diagram of various steps in the broadcast process with the equipment of the Company noted.

                                [INSERT DIAGRAM]

    Post-production facilities may be categorized as high-end, mid-range and low-end. High-end facilities typically create programming for national television and cable networks and advertising agencies that create national commercials. Mid-range facilities typically create programming for local broadcasters, regional advertising agencies and producers of corporate presentations. Low-end facilities typically create local cable commercials, low budget programs and specialized videos. Finished or edited content, whether created at independent post-production facilities or in-house facilities that are located within a broadcast, movie or television studio, cable network, corporation or other organization, reaches its audience through various distribution methods.

    DISTRIBUTION. Distribution is the final step by which content is delivered to the consumer. Over the air terrestrial broadcasting has been and continues to be the most common form of content mass distribution in the United States and most other parts of the world. In the United States, the broadcast structure initially included the ABC, CBS, NBC and PBS networks and their approximately two hundred local broadcast station affiliates per network. In the last few years, however, new networks have been established, including FOX, UPN and WB. Outside the United States, many traditional broadcasters have historically been government owned and often non-commercial. In recent years, many governments have privatized their broadcast operations. Privatization has typically created the need for commercial production, promotional spots and attractive program content with sophisticated production values. Such content can be produced at the broadcast station or newly established independent post-production facilities. In many cases, the privatization of state broadcast operations has also made television channels available to new private broadcasters. These broadcasters have often commissioned and built complete new production, post-production and distribution facilities to meet their own requirements.

    For many years, cable penetration into United States households was limited and cable systems offered only 20 to 30 channels. According to industry sources, however, today's cable penetration exceeds 60% of all households in the United States and cable delivery technology is capable of delivering over 100 channels. As a result, cable networks, including Time Warner (CNN, CNN Headline News, HBO, Showtime), Disney/ABC (ESPN, Disney Channel), General Electric/NBC (CNBC, MSNBC), Viacom (MTV, Nickelodeon), News Corporation/Fox (FX, Fox News Channel, Sky Channel) and others, are expanding by establishing new program channels. This proliferation of cable program channels requires additional production, post-production and distribution resources. The potential adoption of digital transmission to a home set-top box may further increase the demand for such resources. Outside the United States, in areas where low channel capacity cable systems have been operating, cable expansion has generally been similar to that in the United States. In many areas with limited cable systems infrastructure, however, direct to home satellite program distribution ("DTH") is being established instead of cable systems. DTH is now operating in the United States and internationally. In the United States, many of the program services available on conventional cable TV systems are also available on DTH. DTH operators in the United States include Direct TV, USSB, Primestar, Echostar and Alphastar. Internationally, they include Direct TV Latin America, BSkyB and OPTUS.

    Both in the United States and internationally, the proliferation of new distribution channels require additional production, post-production and distribution facility resources. In addition, international program networks such as CNN, NBC, MTV, ESPN and others provide specialized programming for services such as CNN International, NBC Super Channel, MTV Latin America and ESPN Asia. As a result, these networks may seek equipment suppliers that can sell and provide service, support and train in locations throughout the world where they are establishing infrastructure.

    Video and audio content is also produced for and distributed through a variety of other formats, such as video tapes, CD-ROMs and film. Advances in technology have begun to allow Local Area Networks and the Internet to be used as distribution channels for video and audio content. Accordingly, demand for content for these formats may also require additional production, post-production and distribution resources.

THE CHYRON SOLUTION

    The Company provides solutions for the production, post-production and distribution of video, audio and other data. The Company leverages its core technologies and proprietary and open system hardware and software to design and develop product and system solutions. The Company believes it is a leading supplier worldwide of character generators and graphics systems for the high-end graphics market as well as a leading supplier in the United Kingdom of signal management systems.

    The Chyron solution offers the following benefits:

    - HIGH PERFORMANCE. The Company's products create, manipulate and process video, audio and other data in real time to the highest current industry signal specifications.

    - COMPLETE SOLUTION. The Company is able to combine certain of its products into an integrated system solution, offering customers initial price advantages and reduced long-term operating costs, thereby eliminating the need to assemble a system of separate products from various suppliers.

    - UPGRADEABILITY. The Company's products are designed to be modular, offering additional optional features and functions with expansion capabilities to the base packages. As the Company offers new hardware and/or software functionality, whether developed by the Company or its suppliers, the Company believes customers will be able to take advantage of these additional features that are usually easy to install and integrate into the customer's existing system.

    - ANALOG AND DIGITAL COMPATIBILITY. The Company's products support both digital and analog signal formats allowing customers to operate in a digital, analog or hybrid environment.

    - OPEN SYSTEMS. The Company's products are generally compatible with equipment offered by other manufacturers and enable control and overall integration with other products. As a result, customers are able to use the Company's products together with their existing equipment, systems and software.

    - GLOBAL SERVICE, SUPPORT AND TRAINING. The Company offers comprehensive customer support services 24 hours per day, 7 days a week. Trained service and support personnel are located throughout the United States and in the United Kingdom and Hong Kong. In addition, many of the Company's international dealers are capable of installing, servicing and supporting the Company's products as well as training customers.

STRATEGY

    The Company's objective is to be the leading provider worldwide of production, post-production and distribution solutions for video, audio and other data. The Company's strategy includes the following key elements:

    - MAINTAIN AND ENHANCE LEADERSHIP POSITION IN CURRENT MARKETS. The Company plans to continue to develop and introduce innovative tools for the creation, manipulation and distribution of content in its current markets. With many of its products enjoying significant market share, the Company is positioned to add options and enhancements to its installed base of products and to offer new complementary products to more than 7,000 existing customer sites.

    - PROVIDE UPGRADES TO EXISTING EQUIPMENT. The Company plans to continue to develop and sell hardware and software upgrades for its equipment that is currently installed at customer sites, such as upgrades that convert customer equipment from analog to digital signal formats. In addition, the anticipated conversion of conventional television to ATV and HDTV could require the Company's customers to upgrade their current equipment or to purchase additional equipment.

    - CROSS SELL PRODUCTS TO EXISTING CUSTOMERS. The Company intends to leverage its established reputation to sell additional products to existing customers in its current markets. For example, the Company plans to increasingly market its Pro-Bel signal management systems to its Chyron graphics systems customers.

    - ADDRESS LOW-END AND EMERGING MARKETS. The Company plans to leverage its established reputation and core technologies as it addresses low-end production, post-production and distribution markets with current and future product offerings. In addition, the Company plans to address new digital video applications as they emerge.

    - EXPAND GLOBAL PRESENCE. The Company plans to expand its international operations to support the needs of both new customers as well as the Company's existing customers as they expand into markets outside their traditional geographical operating areas. The Company plans to expand its international marketing and sales staff as well as appoint additional distributors. For example, the Company recently opened a sales and support office in Hong Kong. Currently, approximately 70% of the Company's annual sales are made to customers in the United States and the United

      Kingdom. The Company believes there exists a significant opportunity to increase its sales in other geographic areas.

    - PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. The Company plans to continue to pursue strategic acquisitions and alliances to increase its product offerings and expand its global reach. In April 1996, the Company acquired Pro-Bel, a United Kingdom based developer, manufacturer and marketer of routing switchers and other signal management products, and purchased a minority interest in RT-SET, an Israeli developer of virtual reality television studio systems. See "Risk Factors--Risks Associated with the Company's Acquisition and Alliance Strategy," "The Company" and "Business--RT-SET Relationship."

    - UTILIZE OPEN PLATFORMS. The Company intends to continue to utilize, where appropriate, general purpose devices and software written to industry standard operating systems. Where the use of general purpose hardware is not appropriate, the Company plans to continue to develop proprietary hardware for products to deliver real time performance at the highest signal quality industry standard.

PRODUCTS

    The Company offers a broad range of products that address the needs of the video and audio production, post-production and distribution markets. The Company's line of high performance graphics systems are used daily by many of the world's leading broadcast stations to display news flashes, election results, sports scores, stock market quotations, programming notes and weather information. The Company's signal management systems interconnect video, audio and data signals to and from equipment within a studio's control room or edit suite, as well as to and from signal transmission sites. The Company's line of control and automation systems are used to automate the steps used in the management, editing and distribution of video and audio content.

    The following table summarizes the Company's principal products and their primary applications:

                   PRODUCT                                  PRIMARY APPLICATION
                                      GRAPHICS SYSTEMS
-------------------------------------------------------------------------------------------
  Chyron Graphics and Character Generators
  iNFiNiT!                                     Real-time generation of titles, text, logos
  MAX!>                                        and animations for broadcasting time, weather
  MAXINE!                                      information and sports statistics.

  WiNFiNiT!                                    Optional PC based graphical user interface.
-------------------------------------------------------------------------------------------
  Chyron Still Store Management Systems
  IMAGESTOR!                                   On-line storage of thousands of still images
                                               used during live broadcasts and in edit
                                               suites.
-------------------------------------------------------------------------------------------
  Chyron Compact Graphics and Character Generators
  CODI                                         Compact systems that can operate either
  PC-CODI                                      remotely through a computer or through
                                               electronic sketchpads for real-time on-screen
                                               drawing.
-------------------------------------------------------------------------------------------
  Chyron Electronic Paint and Animation Systems and Software
  Liberty 32                                   Digital image processing systems used to
  Liberty 64                                   create electronic free-hand images.

                   PRODUCT                                  PRIMARY APPLICATION
                                 SIGNAL MANAGEMENT SYSTEMS
-------------------------------------------------------------------------------------------
  Pro-Bel Switching and Routing Systems
  XD Routers                                   Processing and distribution of analog and/or
  TM Routers                                   digital, video, audio and data signals during
  HD Routers                                   production, post-production and distribution.

  System3                                      Control systems for routing matrices.

  PROCION                                      Control and signal monitoring system.
-------------------------------------------------------------------------------------------
  Trilogy Intercom/Talkback
  Commander 400 series                         Audio signal distribution and intercom
                                               systems.
-------------------------------------------------------------------------------------------
  Pro-Bel/Trilogy Monitoring, Distribution and Conversion
  Mentor                                       Broadcast standard test signal generators.

  Peripheral products                          A comprehensive suite of modular
                                               products--for signal translation,
                                               distribution and transformation.
                               CONTROL AND AUTOMATION SYSTEMS
-------------------------------------------------------------------------------------------
  CMX Electronic Editing Control Systems
  OMNI AEGIS                                   On-line editing systems that control editing
  OMNI 1000E                                   suite equipment.
  OMNI 850
  OMNI 500
-------------------------------------------------------------------------------------------
  Pro-Bel Master Control, Storage and Station Automation
  MAPP                                         Media management and playout automation.

  COMPASS                                      Station automation systems.

  TX 220                                       Digital master control switcher.

GRAPHICS SYSTEMS

    GRAPHICS AND CHARACTER GENERATORS. Chyron's family of iNFiNiT! products use a digital computer and electronic storage to permit operators to create images capable of being broadcast either independently or superimposed on other images. Images broadcast directly from the system have included election results, stock market quotations, sports scores, commercial advertising and promotional material. Superimposed images are similarly used for a variety of purposes such as identifying speakers during interviews or displaying statistics during sports telecasts. At the 1996 Summer Olympic Games more than 50 iNFiNiT! systems were used. The Company was awarded the 1991/1992 Emmy Award for outstanding achievement in engineering development for creation and development of an electric character generator for television.

    The flagship iNFiNiT! is a dual-user graphics workstation with up to three output channels, each with a dedicated key signal. MAX!> is a single-user graphics system with one or two separate video and key channels. MAXINE! is a single channel/single-user character generator. MAX!> and MAXINE! have similar feature sets and effective resolution to the iNFiNiT!. In September 1996, the Company introduced WiNFiNiT!, an optional PC-based graphical user interface which utilizes the Microsoft Windows NT operating system.

    STILL STORE MANAGEMENT SYSTEMS. IMAGESTOR! offers real-time playback of uncompressed video frames and instant access to thousands of on-line or archived images. Live newscasters and broadcast trucks use IMAGESTOR! for live video capture as well as for image storage retrieval for on-air display. The IMAGESTOR! system allows on-line storage of 2,000 still images with optional additional storage available. The library of stills can be searched and sorted by criteria, keywords, and other attributes. Users can create a playlist of still images for automatic playback during live on-air operations and embed the selected still images with effects such as cut, dissolve, wipe, push, reveal and hide. IMAGESTOR! is available as a stand-alone workstation or a database file management software program for use with Chyron's iNFiNiT! family of graphics systems.

    COMPACT GRAPHICS AND CHARACTER GENERATORS. The Company's compact character generators, sold under the CODI and PC-CODI names, provide real-time text, titling and logo generation which are used for broadcasting time, temperature, weather warnings, sports statistics, scoreboards, news updates and financial information. CODI products may operate through touch screens for real-time on-screen drawing. They can work with standard computer platforms regardless of operating system or system performance. The CODI products are low-cost, high-quality devices whose effective resolution permits broadcast quality text display.

    ELECTRONIC PAINT AND ANIMATION SYSTEMS AND SOFTWARE. Chyron's Liberty family of paint and animation tools are resolution-independent, non-linear, digital image processing systems and software. Liberty products are used to create, edit and composite special visual effects in an on-line, real-time environment. Liberty products have been used for high-end film applications and have created special effects for major feature films, including CASINO and BROKEN ARROW. Liberty products operate on various Silicon Graphics workstations and support all popular file formats. Liberty offers a menu of video graphic creation tools, such as painting, compositing, morphing, titling, 3D transforming, layering, coloring cycle animation, rotoscoping and cell animation. Liberty 64, a 64-bit digital film studio, offers a complete set of high-end tools for demanding film effects creators and Liberty 32, a 32-bit digital video design system, offers outstanding value for paint, animation and compositing applications for television quality output.

SIGNAL MANAGEMENT SYSTEMS

    SWITCHING AND ROUTING SYSTEMS. Under the Pro-Bel name, the Company provides a complete range of control solutions for matrix systems which process and distribute multimedia signals. The PROCION product offers a range of IBM PC/Windows touch screen control systems which are easy to use and configure. System3 provides a push button control panel which can utilize simple signal matrix solutions and multi-matrix installations with integrated tie-line management. System3 and PROCION can co-exist for maximum flexibility.

    The new XD series of digital router switchers are large-scale routing systems that can produce high-performance signal distribution across a wide spectrum of applications. The TM Series are compact digital routing switchers that provides a cost-effective solution for users moving from analog to digital distributions, and for smaller scale routing solutions such as remote broadcast vehicles. The HD series of routing switchers includes matrix products for digital and analog video, digital and analog audio and RS422 machine control.

    DISTRIBUTION AND CONVERSION. Mentor is a market-leading signal pulse generator/test signal generator capable of providing timing references for digital and mixed analog/digital environments. Such reference generators are essential for the effective operation of a broadcast facility. Peripheral products include equipment to perform line monitoring, testing and measurement functions. Typical products include video and audio ADC/DACs, linear keyers, video and audio distribution amplifiers, equalizers, serializers/ deserializers, testers and analyzers. Peripheral products are sold in conjunction with routers as well as on a stand-alone basis.

    INTERCOM/TALKBACK. The Trilogy Commander 400 Series combines DSP audio techniques with control technology to produce a digital intercom/talkback system. The system is supplied with IBM compatible PC-based editing and control panels to manage audio crosspoints. Intercom systems are implemented in a wide range of applications including TV and radio broadcast facilities, airports, hospitals, outside and remote broadcast trucks, post-production suites and leisure complexes.

CONTROL AND AUTOMATION SYSTEMS

    ELECTRONIC EDITING CONTROL SYSTEMS. The CMX OMNI family of edit controllers are designed to control and operate edit suite equipment. CMX OMNI systems are flexible, configurable and easy to operate. They are capable of controlling over 200 types of edit suite devices developed by other manufacturers, including video tape recorders, video disks, production control switchers, digital video effects equipment, time base correctors and audio equipment.

    MASTER CONTROL, STORAGE AND STATION AUTOMATION. Pro-Bel has developed a suite of products which are designed to process video, audio and related data signals, automate playout of the signals and manage media signal storage devices in the master control and transmission suites.

    MAPP is a Windows-based, video server management and control system. MAPP provides facilities to record, track, cache and replay broadcast material according to a user defined schedule. MAPP easily interfaces with disk based video servers manufactured by many different vendors.

    The COMPASS station automation system provides comprehensive station automation capability to major broadcasters that have complex playlists. Video tape cartridge machines, video servers and other devices are typically interfaced by high speed data links which allow the system to control the devices according to a playlist schedule. The automation system monitors all functions to check for discrepancies such as time errors, machines not available for control or manual intervention.

    The Company's digital master control switcher TX-220 employs component digital and AES/EBU digital audio signal processing. Features include 10 bit component digital video/audio processing with an analog option, up to 4 AES/EBU levels, stand-alone operation with an upstream keyer, multifunction plasma display, simple user friendly manual control and full integration with the Compass Automation System. The master control switcher switches and combines video and audio content signals from various devices such as video tape machines, disk based video servers, character generators and still storage systems to produce seamless program flow for distribution to the final program delivery channel.

CUSTOMERS

    The Company has shipped its graphics segment products to over 7,000 customers in over 50 countries. In the United States and the United Kingdom, broadcast customers for the Company's products include CBS, ABC, NBC, Fox, Time Warner, TCI, BBC, ITN and Thames. Foreign broadcast customers include major networks in Germany, France, Spain, Italy, Australia, South Africa, China, Sweden, Brazil and Denmark. The Company's products are also purchased by video production and post-production companies, industrial users and governmental agencies. The Company also sells products to domestic and international dealers serving the broadcast and video production industries. No single customer, either domestic or foreign, accounted for more than 10% of the Company's revenues in 1995.

    Customers of the Company include:

                                      UNITED STATES TELEVISION BROADCASTERS
------------------------------------------------------------------------------------------------------------------
     NATIONAL NETWORKS                                          LOCAL STATIONS
---------------------------  -------------------------------------------------------------------------------------
            ABC                         KABC                         WABC                         WMAQ
            CBS                         KCAL                         WBBM                         WPWR
            FOX                         KCBS                         WCBS                         WTTW
            NBC                         KNBC                         WFLD                         WWOR
                                        KTLA                         WLIW                         WXYZ

                                      INTERNATIONAL TELEVISION BROADCASTERS
------------------------------------------------------------------------------------------------------------------
Anglia Television,           NBC SuperChannel,            SDR, Germany                 TV3, Ljubliana
  United Kingdom             United Kingdom               Shanghai Television,         TV4, Malaysia
BBC-TV, United               NOB, Holland                 China                        TVNZ, New Zealand
  Kingdom                    Oman Television,             Swedish Television,          TVRI, Indonesia
Channel 4, United            Oman                         Sweden                       UAE TV, United
  Kingdom                    Pro 7, Germany               Thames Television,           Arab Emirates
Channel 5, Italy             RAI, Italy                   United Kingdom               Ulster Television,
HTV, United Kingdom          RTL, Luxembourg              TV GLOBO, Brazil             United Kingdom
ITN, United Kingdom          SABC, South Africa           TVE, Spain                   Yorkshire Television,
KAO TV, Japan                Scottish Television,         TVT, Spain                   United Kingdom
La Cinquieme, France         United Kingdom               TV2, Morocco                 ZDF, Germany

                                            CABLE TELEVISION NETWORKS
------------------------------------------------------------------------------------------------------------------
                     UNITED STATES                                             INTERNATIONAL
--------------------------------------------------------  --------------------------------------------------------
Bloomberg                    HBO                          Abril Video, Brazil          London News Network,
CNBC                         MTV                          ATC, Argentina               United Kingdom
CNN                          TBS                          Canal Plus, France           RTL, Germany,
Disney                       Time Warner                  CCTV, China                  Luxembourg and
ESPN                                                      Channel One,                 Netherlands
                                                          United Kingdom               Shanghai Cable, China
                                                                                       VOX-TV, Germany

                                     DIRECT-TO-HOME TELEVISION BROADCASTERS
----------------------------------------------------------------------------------------------------------------
                     UNITED STATES                                            INTERNATIONAL
--------------------------------------------------------  ------------------------------------------------------
         Alphastar                    Primestar                           BSkyB, United Kingdom
         Direct TV                      USSB                                 OPTUS, Australia
         Echostar                                                              Orbit, Italy
                                                                          Starvision, Hong Kong

                                            POST-PRODUCTION FACILITIES
------------------------------------------------------------------------------------------------------------------
                     UNITED STATES                                             INTERNATIONAL
--------------------------------------------------------  --------------------------------------------------------
Editel                       The Post Group               Access, New Zealand          Studio Hamburg,
Iterface Video               Post Perfect                 Carlton Television,          Germany
Manhattan Transfer &         Unitel                       United Kingdom               TVI, United Kingdom
  Edit                       Video Park                   Nordic Films, Denmark        Ultimate Video,
Multi-Video                                                                            Netherlands
                                                                                       VCF, France

MARKETING AND SALES

    The Company markets its products and systems to traditional broadcast and post-production facilities, government agencies, educational institutions and telecommunications and corporate customers.

    In order to maintain and increase awareness of its products, the Company displays at the major domestic and international trade shows of the broadcast and computer graphics industries. In the United States, the Company exhibits at the National Association of Broadcasters (NAB) and ACM SIGGRAPH conventions. It also exhibits at the International Broadcasters Conventions (IBC) in Europe, INTERBEE in Japan and Broadcast-Asia in China. The Company uses direct-mail campaigns and places advertisements in broadcast, post-production and computer industry publications.

    Sales of the Company's products in the United States and the United Kingdom are made through Company direct sales personnel, dealers, independent representatives, systems integrators and OEMs. Direct sales, marketing and product specialists serving the domestic markets act as a link between the customer and the Company's development teams. An early understanding of the requirements of end users allows the Company to quickly respond to its customers' changing needs.

    Export sales of the Company's products are made through dealers and several representatives covering specific territories. Some of the dealers have been granted exclusive rights to sell certain products in specified territories. The Company recently opened a sales and support office in Hong Kong in order to better service the growing markets of Asia. In some territories, dealers sell products from all of Company's product categories; in other territories, dealers handle only a subset of products.

SERVICE, SUPPORT AND TRAINING

    The Company offers comprehensive technical service, support and training to its customers through 24 hour per day, 7 day a week access to trained service and support professionals.

    Training courses are available through the Company which range in length from a few days to a few weeks and consist of a mix of classroom discussions and hands-on training. The Company offers training courses for many of its products at its Melville (New York) headquarters and its Reading (United Kingdom), Atlanta (Georgia) and Burbank (California) centers. The Company also conducts on-site training. Installation assistance, hardware and software, maintenance contracts and spare parts are made available to the Company's customers. Support contracts and a responsive spare parts supply service facilitate customer satisfaction. Service is provided both domestically and internationally by the Company or its appointed dealers and representatives. The Company also provides sales and service support to its dealers from time to time. The Company provides warranties on all of its products ranging from 90 days to five years.

COMPETITION

    The market for graphics imaging, editing and animation systems, signal routing systems and media storage systems is highly competitive and is characterized by rapid technological change and evolving industry standards. Rapid obsolescence of products, frequent development of new products and significant price erosion are all features of the industry in which the Company operates. The Company anticipates increased competition from both existing companies and new market entrants. The Company is currently aware of several major and a number of smaller competitors. In the graphics area, the Company believes its primary competitors are Aston Electronic Designs Limited, Digital Graphix Inc., Dynatech Corporation, Quantel Inc. and Scitex Corporation Ltd. In the signal management area, the Company believes its primary competitors are Dynatech Corporation, Leitch Incorporated, Philips Electronics N.V., Sony Corporation and Tektronix Inc. In the control and automation area, the Company believes its primary competitors are Accom, Inc., Louth Automation, Philips Electronics N.V., Sony Corporation and Tektronix, Inc. Many of these companies have significantly greater financial, technical, manufacturing and marketing resources than the Company. In addition, certain product categories and market segments, on a region-by-region basis, in which the Company does or may compete, are dominated by certain vendors. As a result, the Company's ability to compete in these areas may be limited.

    The Company believes that its ability to compete depends on factors both within and outside its control, including the success and timing of new product developments introduced by the Company and its competitors, product performance and price, market presence and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. Maintaining any advantage that the Company may have over its competitors will require continuing investments by the Company in research and development, sales and marketing and customer service and support. In addition, as the Company enters new markets, whether through acquisitions, alliances with other companies or on its own, the Company may encounter distribution channels, technical requirements and competitive factors that differ from those in the markets in which it currently operates. There can be no assurance the Company will be able to compete successfully in these new markets. In addition, increased competition in any of the Company's current markets could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors.

RESEARCH AND DEVELOPMENT

    The Company's research and product development, conducted in Melville, New York, Reading, United Kingdom, and Santa Clara, California is focused on the continued enhancement of its existing products and the development of new ones.

    The Company has historically oriented its efforts toward the development of complete systems, rather than of either hardware or software standing alone. A strategic engineering group evaluates hardware and software technologies.

    During 1993, 1994 and 1995, the Company expensed approximately $3.6 million, $4.2 million and $4.1 million, respectively, for research and development and amortization of capitalized software development costs incurred in connection with the development of new graphics products and the modification and enhancement of existing products.

MANUFACTURING

    The Company has final assembly and system integration operations located in Melville and Reading. The Company primarily uses third-party vendors to manufacture and supply all of the hardware components and sub-assemblies utilized in the Company's graphics systems and relies upon a combination of third-party vendors and internal manufacturing for components and sub-assemblies utilized in the Company's signal management systems. The Company designs many of its system components to its own specifications, including metal and electronic parts and components, circuit boards and certain subassemblies. It assembles such items and standard parts, together with internally-developed software, to create final products. The Company then performs testing and quality inspections of each product.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success depends upon its ability to protect its proprietary software technology and operate without infringing the rights of others. It relies on a combination of patent, trademark and trade secret laws to establish and protect its proprietary rights in its technology.

    The Company currently has seven patents. The names Chyron, Scribe, Chyron Scribe, Chyron Scribe Junior, Chyron SuperScribe, iNFiNiT!, MAX!>, MAXINE!, CODI, I(2), Intelligent Interface, Intelligent

Interface (I(2)), CMX, CMX AEGIS, CMX OMNI, Aurora, Liberty, PROCION and PROCION INNOVATIVE CONTROL SOLUTIONS are registered trademarks of the Company. The Company also has rights in trademarks and service marks which are not federally registered, including the Chyron Care service mark. The Company does not have registered copyrights on any of its intellectual property.

    The duration of patents in the United States is 20 years from priority or 17 years from issuance. As a result, the Company's existing patents will begin to expire commencing in the year 1998. There can be no assurance that any of the Company's patents will not be invalidated or the Company will obtain new patents for its pending applications. In addition, there can be no assurance any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in the primary countries where the Company's products can be sold to provide meaningful protection or any commercial advantage to the Company. The laws of certain foreign countries in which the Company's systems are sold may not protect the Company's intellectual property rights to the same degree as the United States, making the possibility of piracy of the Company's systems and the underlying technology more likely.

    To date, the Company has not undertaken an infringement analysis to identify whether competitive product offerings infringe on issued patents. Such analysis is inherently complex, uncertain and subject to numerous factual and legal judgments. Moreover, a determination whether the Company has established a strong intellectual property position cannot be determined without making additional assumptions as to the likely interpretation of existing patents and the scope of future patents currently under review by the U.S. Patent and Trademark Office. The Company believes that it is possible for competitors to introduce viable competitive systems without infringing the Company's existing patents and that the Company's product development efforts will be more important to its competitive position than its patent position. Aside from patent and trademark protection, the Company relies on various laws to protect it from unfair competition and to protect its trade secrets and proprietary rights.

    In the electronics industry, companies often receive notices alleging infringement of patents or other intellectual property rights. While there is currently no pending intellectual property litigation involving the Company, the Company has been, and may from time to time continue to be, notified of claims that it may be infringing patents, copyrights or other intellectual property rights owned by third parties. There can be no assurance that these or other companies will not, in the future, pursue claims against the Company with respect to the alleged infringement of patents, copyrights or other intellectual property rights. In addition, litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company's business, financial condition and results of operations.

    There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third-party's intellectual property rights. There can be no assurance, however, that if a license is available, it will be under terms acceptable to the Company. The failure to obtain a license under a patent or intellectual property right from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of the products utilizing the invention. In addition, if a license is not available the Company may be required to redesign its products to eliminate infringement. Such redesign, if possible, could result in substantial delays in marketing its products and in significant costs. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially and adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation. See "Risk Factors--Dependence on Proprietary Technology; Risks of Infringement."

    There can be no assurance that the steps taken by the Company regarding its proprietary technology will be sufficient to deter misappropriation or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the extent of the laws of the United States.

    The Company believes that, due to the rapid technological changes in the electronics industry, the quality of its products, proprietary technology, contract performance and the technical expertise and creative ability of its personnel are more important in establishing and maintaining a technology leadership position than the various legal protections afforded its technology.

EMPLOYEES

    As of November 30, 1996, the Company employed 405 persons on a full-time basis, including 63 in sales and marketing, 159 in manufacturing and testing, 39 in customer support, service and training, 50 in finance and administration and 94 in research and development. None of these employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

    The executive offices and principal office of the Company and its graphics business are located in Melville, New York pursuant to a lease that expires on June 30, 2004. This facility consists of approximately 47,000 square feet and is used for manufacturing, research and development, marketing and the executive offices. The Company also leases approximately 15,000 square feet in Santa Clara, California. This lease expires on October 31, 1997. In the United Kingdom, the Company's principal office is located in Reading where it owns an approximately 19,000 square foot facility. This facility is used for manufacturing, research and development and marketing. The Company occupies additional facilities in the United Kingdom in Reading and Andover which total approximately 28,000 square feet pursuant to leases which expire from December 31, 1996 through September 24, 2020.

LITIGATION

    The Company is a party to PERCIVAL HUDGINS & COMPANY, INC. V. CHYRON CORPORATION V. JOHN PERCIVAL, pending in the United States District Court, North District of Georgia (Atlanta), Civil Action No. 1 95-CV-CAM. This is a breach of contract action for an alleged success fee in connection with the sale of Common Stock by Pesa and Sepa to the new investment group. Plaintiff seeks damages of approximately $600,000. The Company has answered, denying all material allegations, and has asserted a third party claim against plaintiff's principal, alleging that he breached his fiduciary duties to the Company and is liable for any amounts that might be awarded to plaintiff, together with counsel fees.

RT-SET RELATIONSHIP

    Through its recent alliance with RT-SET, the Company markets and supports RT-SET's virtual studio systems in the United States. These systems integrate live video and actors with virtual sets, composed of computer-generated 3D graphics, to create a real-time composite image. RT-SET offers two systems:
LARUS, used for live-to-air programming, and OTUS, used for live-to-tape programming. Either system may be used in conjunction with Chyron's iNFiNiT! family of graphics systems and its Liberty paint and animation software. RT-SET entered into an agreement with CBS News, pursuant to which the RT-SET virtual studio was used by CBS News in its recent coverage of the Presidential elections in the United States.

    Subsequent to the Company's investment in RT-SET, there were additional equity investors in RT-SET. As a result, as of November 30, 1996, the Company's interest was reduced from 19% to approximately 17% of the outstanding equity of RT-SET. The Company maintains the option to acquire up to 51% of the equity of RT-SET in exchange for Chyron Common Stock. In addition, the Company entered into a marketing and cooperation agreement with RT-SET by which the Company agreed to promote and sell RT-SET products and share expenses relating to such activities. See "Risk Factors--Potential Dilution Related to RT-SET."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The current executive officers and directors of the Company are as follows:

NAME                                          AGE                                POSITION(S)
----------------------------------------     -----     ----------------------------------------------------------------
Michael I. Wellesley-Wesley.............          44   Chairman of the Board and Chief Executive Officer
Isaac Hersly............................          48   President and Chief Operating Officer, Director
Roger Henderson.........................          40   Executive Vice President, Managing Director of Pro-Bel
Roi Agneta..............................          50   Executive Vice President
Patricia Arundell Lampe.................          36   Chief Financial Officer and Treasurer
Raymond W. Hartman......................          62   Director, Deputy Chairman of Pro-Bel
Sheldon D. Camhy(1).....................          67   Director
S. James Coppersmith(1).................          63   Director
Charles M. Diker(2).....................          62   Director
Donald P. Greenberg.....................          62   Director
Alan J. Hirschfield(2)..................          60   Director
Wesley W. Lang, Jr.(1)..................          39   Director
Eugene M. Weber(2)......................          46   Director

------------------------

(1) Member of the Compensation and Stock Option Committee.

(2) Member of the Audit Committee.

    MICHAEL I. WELLESLEY-WESLEY is the Chief Executive Officer and Chairman of the Board of Directors and has held such positions since July 1995. From May 1995 until July 1995, he was a member of the Board of Directors. From 1992 until 1995, he was a Director and Executive Vice President of Data Broadcasting Corporation ("DBC") and from 1990 until 1992 he was a consultant to that corporation's predecessor. DBC is a provider of various financial data and proprietary information. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990. Mr. Wellesley-Wesley is also an officer and indirectly a member of CCA and CCB, which are shareholders of the Company.

    ISAAC HERSLY is President and Chief Operating Officer of the Company and has held such positions since July 1995. He was an Executive Vice President of the Company from December 1991 until July 1995. He was also President and Chief Operating Officer of the Company from November 1989 until December 1991, during which time the Company filed for bankruptcy. He was appointed President of the Company's Telesystems and Video Products division in 1988 and prior to such position he was appointed a Vice President in 1988. Prior to joining the Company, Mr. Hersly was employed from 1970 to 1986 by ABC, a New York-based television network, and from 1981 to 1986 he was ABC's Vice President of Engineering. Mr. Hersly has been a Director since March 1996.

    ROGER HENDERSON is an Executive Vice President of the Company and has held such position since May 1996. He has been Managing Director of Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

    ROI AGNETA is an Executive Vice President of the Company and has held such position since May 1996. From October 1995 to May 1996, Mr. Agneta was Vice President, Strategic Planning, of the Company. From 1974 to 1993, he held several executive management positions at the Company, including Vice President of Engineering. From 1993 to October 1995, he held several senior management positions with Dynatech Corporation's Video Group, including General Manager, Production Business Unit.

    PATRICIA ARUNDELL LAMPE is the Chief Financial Officer and Treasurer of the Company and has held such positions since October 1994. She had served as Acting Vice President, Chief Financial Officer,

Treasurer and Secretary since July 1994. Ms. Lampe joined the Company in July 1993 as Corporate Controller. Prior to that date, she was an Audit Manager with Price Waterhouse.

    RAYMOND W. HARTMAN is the Deputy Chairman of Pro-Bel. From 1993 until April 1996, he was the Chairman of Pro-Bel, where he served as Finance Director from 1978 to 1993. Mr. Hartman has been a Director since May 1996.

    SHELDON D. CAMHY is a senior partner of the law firm of Camhy Karlinsky & Stein LLP, which acts as legal counsel to the Company, and has held such position since January 1991. From 1966 to 1990, Mr. Camhy was a partner with the law firm of Shea & Gould. Mr. Camhy has been a Director since July 1995.

    S. JAMES COPPERSMITH is the Chairman of the Board of Trustees of Emerson College and has held such position since December 1993. From August 1990 to June 1994, Mr. Coppersmith was the President and General Manager of WCVB-TV, New England's Channel 5, a division of the Hearst Corporation. He is also a member of the Board of Directors of Sun America Mutual Asset Management Corporation, Waban Inc., The Pizzeria Uno Corporation, The Kushner-Locke Corporation, All-Comm Media Corporation and The Boston Stock Exchange. Mr. Coppersmith has been a Director since March 1996.

    CHARLES M. DIKER is a non-managing principal with the investment management company of Weiss, Peck & Greer and has been associated with such company since 1976. Weiss, Peck & Greer manages, directly or indirectly, the following funds:
WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Fund II, L.P. These funds are shareholders of the Company. He is also the Chairman of the Board of Directors of Cantel Industries, Inc. Mr. Diker is also a member of the Board of Directors of DBC, BeautiControl Cosmetics, Inc., International Specialty Products Inc. and AMF Group Inc. Mr. Diker has been a Director since September 1995.

    DONALD P. GREENBERG is the Jacob Gould Schuman Professor of Computer Graphics and Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a Director, National Science and Technology Center for Computer Graphics and Scientific Visualization. He is also a member of the Board of Directors of Data Broadcasting Corporation. Mr. Greenberg has been a Director since September 1996.

    ALAN J. HIRSCHFIELD is Co-Chairman of the Board of Directors and Co-Chief Executive Officer of Data Broadcasting Corporation and has held such positions since June 1992. In October 1990, Mr. Hirschfield was appointed to serve as part of a restructuring team to address the financial problems of Financial News Network Inc. ("FNN") and in that capacity he served as Co-Chief Executive Officer of FNN from October 1990 until June 1992. As part of this restructuring, FNN filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in March 1991. Pursuant to FNN's plan of reorganization, DBC was spun off in June 1992. Prior to his current positions, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978. Mr. Hirschfield is also a member of the Board of Directors of Cantel Industries, Inc. Mr. Hirschfield is a member of CCA and CCB which are shareholders of the Company. Mr. Hirschfield has been a Director since July 1995.

    WESLEY W. LANG, JR. is a principal with the investment management company of Weiss, Peck & Greer and has been associated with such company since 1985. WPG manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Fund II, L.P. These funds are shareholders of the Company. He is also a member of the Board of Directors of Durakon Industries, Inc. Mr. Lang has been a Director since July 1995.

    EUGENE M. WEBER is the President of Bluewater Capital Management, Inc., an investment consulting firm. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder in the Company, and, from 1983 to 1994, he was a partner with Weiss, Peck & Greer, an investment management firm. Mr. Weber has been a Director since July 1995.

    Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's shares of Common Stock as of November 30, 1996, and as adjusted to give effect to the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and executive officers, (iii) all current directors and executive officers as a group and (iv) each Selling Shareholder. A total of approximately 16,000 shares of the Company's Common Stock were issued and outstanding as of November 30, 1996.

                                                                          NUMBER OF                             NUMBER OF
                                                                     SHARES BENEFICIALLY       NUMBER      SHARES BENEFICIALLY
                                                                   OWNED PRIOR TO OFFERING       OF            OWNED AFTER
                                                                            (2)(3)             SHARES         OFFERING(2)(3)
NAME OF ADDRESS                                                    ------------------------    TO BE     ------------------------
OF BENEFICIAL OWNER                                                   NUMBER       PERCENT      SOLD        NUMBER       PERCENT
-----------------------------------------------------------------  -------------  ---------  ----------  -------------  ---------

5% HOLDERS:

WPG Corporate Development Associates IV, L.P.(4).................      6,686,918      20.6%     584,516      6,029,603      16.0%
One New York Plaza
New York, NY 10004

WPG CDA IV (Overseas), Ltd.(5)...................................      1,612,513       5.0%      --          1,447,386       3.8%
BankAmerica Trust and Banking Corp.
P.O. Box 1092
Georgetown, Grand Cayman Island

WPG Private Equity Partners, L.P.(6).............................      6,686,918      20.6%      --          6,029,602      16.0%
One New York Plaza
New York, NY 10004

WPG Enterprise Fund II, L.P.(7)..................................      1,661,572       5.1%     145,238      1,498,306       4.0%
555 California Street
San Francisco, CA 94104

WPG Private Equity Partners (Overseas), LP(8)....................      1,612,513       5.0%      --          1,447,387       3.8%
BankAmerica Trust and Banking Corp.
P.O. Box 1092
Georgetown, Grand Cayman Island

WPG Venture Partners III, L.P.(9)................................      3,043,100       9.3%      --          2,744,131       7.3%
555 California Street
San Francisco, CA 94104

WPG Corporate Development Associates IV (Overseas), L.P.(10).....      1,612,513       5.0%     140,947      1,447,386       3.8%
BankAmerica Trust and Banking Corp.
P.O. Box 1092
Georgetown, Grand Cayman Island

                                                                          NUMBER OF                             NUMBER OF
                                                                     SHARES BENEFICIALLY       NUMBER      SHARES BENEFICIALLY
                                                                   OWNED PRIOR TO OFFERING       OF            OWNED AFTER
                                                                            (2)(3)             SHARES         OFFERING(2)(3)
NAME OF ADDRESS                                                    ------------------------    TO BE     ------------------------
OF BENEFICIAL OWNER                                                   NUMBER       PERCENT      SOLD        NUMBER       PERCENT
-----------------------------------------------------------------  -------------  ---------  ----------  -------------  ---------
Steven N. Hutchison(11)..........................................      8,299,431      25.4%      --          7,476,989      19.9%
Weiss Peck & Greer, L.L.C.
One New York Plaza
New York, NY 10004

Philip Greer(12).................................................      4,655,614      14.4%      --          3,607,002       9.6%
Weiss, Peck & Greer, L.L.C.
555 California Street
San Francisco, CA 94104

Gill Cogan(13)...................................................      3,043,100       9.4%      --          2,579,004       6.9%
Weiss, Peck & Greer, L.L.C.
555 California Street
San Francisco, CA 94104

Westpool Investment Trust plc(14)................................      2,628,163       8.1%     229,730      2,369,932       6.3%
Carlton House
33 Robert Adam Street
London W1M 5AH
England

CC Acquisition Company A, L.L.C.(15).............................      4,533,333      14.0%     328,923      4,089,945      10.9%
P.O. Box 9205
Jackson, WY 83001

CC Acquisition Company B, L.L.C..................................      3,921,964      12.1%     387,006      3,534,958       9.4%
P.O. Box 9205
Jackson, WY 83001

Allan R. Tessler(16).............................................      8,455,297      26.1%      --          7,624,903      20.3%
3490 Clubhouse Drive
Box 7443
Jackson, WY 83001

EXECUTIVE OFFICERS AND DIRECTORS(1):
Michael I. Wellesley-Wesley(17)..................................      8,455,297      26.1%      --          7,624,903      20.3%
Isaac Hersly(18).................................................        123,180      *           2,806        122,245      *
Roi Agneta(19)...................................................         18,864      *          --             18,864      *
Patricia Arundell Lampe(19)......................................         16,666      *          --             16,666      *
Roger Henderson(25)..............................................         34,530      *          --             34,530      *
Sheldon D. Camhy(20).............................................          6,666      *          --              6,666      *
S. James Coppersmith(21).........................................          3,333      *          --              3,333      *
Charles M. Diker(20,22)..........................................        559,794       1.7%      48,364        504,905       1.3%
Donald P. Greenberg(21)..........................................          3,333      *          --              3,333      *
Raymond W. Hartman...............................................        191,119      *          --            191,119      *
Alan J. Hirschfield(20,23).......................................      7,261,964      22.4%      --          6,546,035      17.4%

                                                                          NUMBER OF                             NUMBER OF
                                                                     SHARES BENEFICIALLY       NUMBER      SHARES BENEFICIALLY
                                                                   OWNED PRIOR TO OFFERING       OF            OWNED AFTER
                                                                            (2)(3)             SHARES         OFFERING(2)(3)
NAME OF ADDRESS                                                    ------------------------    TO BE     ------------------------
OF BENEFICIAL OWNER                                                   NUMBER       PERCENT      SOLD        NUMBER       PERCENT
-----------------------------------------------------------------  -------------  ---------  ----------  -------------  ---------
Wesley W. Lang(20,24)............................................      8,302,765      25.6%      --          7,480,322      19.9%
Eugene M. Weber(20)..............................................          6,666      *          --              6,666      *
All directors and executive officers as a group (13 persons).....     17,728,879      54.7%      51,170     15,984,688      42.5%

OTHER SELLING SHAREHOLDERS:
Sepa Technologies Ltd., Co.(26)..................................      1,566,666       4.8%     286,163      1,280,503       3.4%
Lion Investments Limited.........................................      1,244,808       3.8%     108,820      1,122,796       3.0%
Weiss Peck & Greer Venture
  Associates III, L.P.(27).......................................      1,381,528       4.3%     120,765      1,245,825       3.3%
Ilan Kaufthal....................................................         99,514      *           9,820         89,694      *
Mint House Nominees, Ltd.........................................         24,452      *           2,413         22,039      *
Pine Street Venture L.L.C........................................         20,471      *           2,020         18,451      *
A.J.L. Beare, Esq................................................         14,785      *           1,459         13,326      *
Alan I. Annex....................................................         10,235      *           1,010          9,225      *

------------------------

* Less than one percent (1%).

      (1)  Unless otherwise noted, the address is Chyron Corporation, 5 Hub Drive, Melville, New
           York 11747.

      (2)  Beneficial ownership is determined in accordance with the rules of the Securities and
           Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1996 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

      (3)  In calculating the percent of the outstanding shares of Common Stock, all shares issuable on exercise of stock options held by the particular beneficial owner that are included in the column to the left of this column are deemed to be outstanding. The figures set forth under the caption "Shares Beneficially Owned After Offering" assume no exercise of the over-allotment option.

      (4)  Includes 763,380 shares of Common Stock owned in the aggregate by Sepa, The DSF
           Investment Trust I ("DSF") and Alfred O.P. Leubert Ltd. ("Leubert"), a New York
           corporation, over which it has voting control.

      (5)  WPG CDA IV (Overseas), Ltd. ("Overseas") serves as one of the general partners of WPG
           Corporate Development Associates IV (Overseas), L.P. ("CDAO"). Overseas disclaims beneficial ownership of such shares, except to the extent of its interest in CDAO.

      (6)  WPG Private Equity Partners, L.P. ("PEP") serves as the general partner of WPG
           Corporate Development Associates IV, L.P. ("CDA"). PEP disclaims beneficial ownership of such shares, except to the extent of its interest in CDA.

      (7)  Includes 189,720 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

      (8)  WPG Private Equity Partners (Overseas), L.P. ("PEPO") serves as one of the general partners of CDAO. PEPO disclaims beneficial ownership of such shares, except to the extent of its interest in CDAO.

      (9)  WPG Venture Partners III, L.P. ("WPGVP") serves as the general partner of WPG
           Enterprise Fund II, L.P. ("WPGEF") and Weiss, Peck & Greer Venture Associates III,
           L.P. ("WPGVA"). WPGVA has voting power over 157,680 shares of Common Stock owned by
           Sepa, DSF and Leubert. WPGVP disclaims beneficial ownership of such shares, except to the extent of its interest in WPGEF and WPGVA.

     (10)  Includes 184,140 shares of Common Stock owned by Sepa, DSF and Leubert over which its general partners, Overseas and PEPO have voting control.

     (11)  Mr. Hutchinson is a co-managing partner of PEP and PEPO and a director of Overseas.
           Mr. Hutchinson disclaims beneficial ownership of such shares, except to the extent of his interest in PEP, PEPO and Overseas.

     (12)  Mr. Greer is a co-managing partner of WPGVP, a general partner of PEP and PEPO, and a director of Overseas. Mr. Greer disclaims beneficial ownership of such shares, except to the extent of his interests in PEPO, PEP, Overseas and WPGVP.

     (13)  Mr. Cogan is a co-managing partner of WPGVP and a director of Overseas. Mr. Cogan disclaims beneficial ownership of such shares, except to the extent of his interest in
           WPGVP and Overseas.

     (14)  Includes 300,060 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

     (15)  Includes 1,200,000 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

     (16)  Mr. Tessler is the President and sole manager of CCA and CCB. Mr. Tessler does not admit that he is, for purposes of Section (16)(a) of the Exchange Act or otherwise, the beneficial owner of such shares.

     (17)  Mr. Wellesley-Wesley is indirectly one of several members of and the Vice President of
           CCA and CCB. Mr. Wellesley-Wesley does not admit that he is, for purposes of Section
           16(a) of the Exchange Act or otherwise, the beneficial owner of such shares. Includes
           1,200,000 shares owned by Sepa, DSF and Leubert over which he has voting control. Mr.
           Wellesley-Wesley will be selling indirectly in this offering 64,501 shares.

     (18)  Includes 55,555 shares that may be acquired upon the exercise of presently exercisable options.

     (19)  Includes 16,666 shares that may be acquired upon the exercise of presently exercisable options.

     (20)  Includes 6,666 shares that may be acquired upon the exercise of presently exercisable options.

     (21)  Includes 3,333 shares that may be acquired upon the exercise of presently exercisable options.

     (22)  Mr. Diker directly owns 490,127 shares of Common Stock and has voting control over
           63,000 shares owned by Sepa, DSF and Leubert.

     (23)  Of these shares, 7,255,297 are owned by CCA and CCB. Mr. Hirschfield is one of several members of CCA and CCB and he does not admit that he is, for purposes of Section 16(a)
           of the Exchange Act or otherwise, the beneficial owner of such shares. Mr. Hirschfield will be selling indirectly in this offering an aggregate of 82,426 shares.

     (24)  Includes 7,351,911 shares beneficially owned by CDA, CDAO, PEP, PEPO and Overseas.
           Includes 947,520 shares of Common Stock owned by Sepa, DSF and Leubert over which Mr.
           Lang has indirect voting control. Mr. Lang is the co-managing partner of PEP and PEPO and a director of Overseas. Mr. Lang disclaims beneficial ownership of such shares, except to the extent of his interests in PEP, PEPO and Overseas.

     (25)  Includes 1,158 shares of Common Stock owned by his spouse, as to which Mr. Henderson disclaims beneficial ownership.

     (26)  Includes 157,680 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

     (27)  Includes 142,020 shares of Common Stock owned by Sepa, DSF and Leubert over which it has voting control.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company is authorized to issue 150,000,000 shares of Common Stock, par
value $.01 per share. As of the date of this Prospectus,       shares of Common
Stock are outstanding and are held of record by       (      ) persons. Holders
of Common Stock are entitled to receive, subject to the rights of holders of outstanding stock having prior rights as to dividends, such dividends as are declared by the Board of Directors, one vote for each share at all meetings of stockholders and, subject to the rights of holders of outstanding stock having prior rights as to asset distributions, the remaining assets of the Company upon liquidation, dissolution or winding up of the Company. The holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this offering will be fully paid and nonassessable when issued.

PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, without further stockholder approval (except as may be required by applicable law or stock exchange regulations). The Board of Directors is authorized to determine, without any further action by the holders of the Common Stock, the rights, preferences and privileges, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, of any series of preferred stock, as well as the number of shares constituting such series and the designation thereof. Should the Board of Directors elect to exercise such authority, the rights and privileges of holders of the Common Stock could be made subject to the rights and privileges of any such series of preferred stock.

    These provisions give the Board of Directors the power to approve the issuance of a series of preferred stock of the Company with voting and conversion rights which could adversely affect voting power and other rights of the holders of shares of common stock, including the loss of voting control to others. The issuance of shares of preferred stock may delay, defer or prevent a change in control without further action by the shareholders of the Company and adversely affect the market price of the shares of Common Stock offered hereby. The Company does not have any shares of preferred stock outstanding and has no present intention to issue any shares of preferred stock.

REGISTRATION RIGHTS

    The holders of approximately 25,520,312 shares of Common Stock (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of security holders exercising incidental registration rights, holders of 24,471,577 Registrable Shares are entitled to notice of such registration and are entitled to include their Registrable Shares therein. Holders of an additional 800,000 and 1,048,735 Registrable Shares will be entitled to such incidental registration rights as of February 28, 1997 and April 12, 1997, respectively.

    In addition, a sufficient number of holders of 24,471,577 Registrable Shares have demand registration rights and can require the Company to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. The holders of such Registrable Shares may exercise such right, beginning 90 days after the Effective Date, subject to the lock up, on four occasions. In addition, as of July 12, 1997, a majority of the holders of 1,048,735 Registrable Shares will be able to exercise such right on not more than one occasion.

    All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of such shares included in such registration. In addition, the Company need not effect a requested registration within 90 days following any offering of securities for the account of the Company. Generally, the Company is required to bear the expense of all such registrations, except for stock transfer fees and underwriters' fees, discounts or commissions relating to the sale of securities by holders.

TRANSFER AGENT AND REGISTRAR

    The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

    Upon completion of this offering, based on the outstanding shares of Common Stock at December 19, 1996 the Company will have 37,632,413 shares of Common Stock outstanding, assuming no exercise of the Underwriters' Over-Allotment Option and no exercise of the outstanding options to purchase 1,439,999 shares of Common Stock. Of these shares of Common Stock, the 7,650,000 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. Of the remaining 32,382,413 shares of Common Stock held by existing shareholders, 11,584,643 shares are "restricted shares" as defined in Rule 144 (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which rules are summarized below.

    Of the 11,584,643 Restricted Shares, up to 5,719,733 Restricted Shares will become eligible for sale pursuant to Rule 144 during 1998; up to 3,000,000 Restricted Shares will become eligible for sale pursuant to Rule 144 during 1999; up to 2,000,000 Restricted Shares will become eligible for sale pursuant to Rule 144 during 2000, and up to 804,910 Restricted Shares will become eligible for sale pursuant to Rule 144 during 2001. An additional 1,433,333 shares currently subject to contractual limitations on sale or transfer will become eligible for sale to the public on July 25, 1997. An additional 12,562,333 shares are subject to contractual limitations on sale or transfer as described below, and will become eligible for sale beginning 180 days after the Effective Date.

    On December 19, 1996, options to purchase 1,439,999 shares of Common Stock (the "Options") were outstanding, of which 363,881 Options have or will become exercisable during 1996, 480,550 Options will become exercisable during 1997, 453,896 Options will become exerciseable during 1999 and the remaining 141,670 Options will become exercisable during 1999. All but 451,666 of the Options will expire in 2000. The remaining 451,666 Options will expire in 2001. The Company has filed a registration statement under the Securities Act to register the 1,439,999 shares issuable upon exercise of the Options and an additional 226,667 shares reserved for issuance under the Company's 1995 Long-Term Incentive Plan, thus permitting the resale of such shares when received by non-affiliates in the public market without restriction under the Securities Act. See "Risk Factors--Shares Eligible for Future Sale; Possible Adverse Effects on Future Market Price."

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain requirements relating to the manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns Restricted Shares that were purchased from the Company (or an affiliate) at least three years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations manner of sale provisions, public information requirements or notice requirements. The Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications may have a material effect on the times when the shares of the Company's Common Stock become eligible for resale.

    Beginning 180 days after the Effective Date of this offering, the holders of 12,562,333 Registrable Shares will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Holders of an additional 1,848,735 shares of Common Stock will become entitled to certain registration rights during 1997. See "Description of Capital Stock-Registration Rights."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and Selling Shareholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Oppenheimer & Co., Inc., Volpe, Welty & Company and Southcoast Capital Corporation are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders, the respective number of shares of Common Stock set forth opposite of each such
Underwriter:

                                                                                 NUMBER
UNDERWRITERS                                                                   OF SHARES
-----------------------------------------------------------------------------  ----------
Oppenheimer & Co., Inc. .....................................................
Volpe, Welty & Company.......................................................
Southcoast Capital Corporation...............................................
                                                                               ----------
      Total..................................................................   7,650,000
                                                                               ----------
                                                                               ----------

    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $         per share. The Underwriters may allow and such dealers
may reallow, a concession not in excess of $         per share to certain other
brokers and dealers. After the shares of Common Stock are released for sale to the public, the public offering price and other selling terms may from time to time be varied by the Representatives.

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase Common Stock are subject to certain conditions, including that, if any of the Common Stock is purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased.

    The Selling Shareholders have granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 1,147,500 additional shares of Common Stock solely to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise such option to purchase any of the additional 1,147,500 shares of Common Stock, the Underwriters has severally agreed, subject to certain conditions, to purchase approximately the same percentage as the number of shares of Common Stock to be purchased by each of them bears to the 7,650,000 shares of Common Stock offered pursuant to this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered pursuant to this Prospectus. The Selling Shareholders will be obligated, pursuant to the over-allotment option, to sell shares of Common Stock to the Underwriters to the extent such over-allotment option is exercised.

    The Company and the Selling Shareholders have agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act, and to contribute to certain payments that the Underwriters may be required to make in respect thereof.

    The Company's executive officers and directors, the Selling Shareholders and certain shareholders of the Company have agreed not to offer, sell or contract to sell, grant any option to purchase or otherwise transfer or dispose of shares of Common Stock or any security convertible into or exchangeable for, or warrants, options or rights to acquire any shares of Common Stock for 180 days after the date of this Prospectus. Subject to certain limitations, the Company has also agreed that it will not, without the consent of Oppenheimer & Co., Inc., offer, sell, contract to sell or dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock until 180 days after this offering.

    In connection with this offering, the Representatives and the Underwriters and selling group members (if any) or their respective affiliates intend to engage in passive market making transactions in the Common Stock of the Company on the New York Stock Exchange in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the shares of Common Stock offered hereby. The passive market making transactions must be identified as such and comply with applicable volume and price limits. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, if all independent bids are lowered below the passive market makers bid; however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain legal matters relating to the offering will be passed upon for the Company and the Selling Shareholders by Camhy Karlinsky & Stein LLP, New York, New York. Sheldon D. Camhy is a partner in Camhy Karlinsky & Stein LLP and has been a director of the Company since July 1995. Further, one partner in the firm is a Selling Shareholder of 1,010 shares and one partner may be deemed to have beneficial ownership (although such beneficial ownership is disclaimed) of shares owned by a Selling Shareholder which is selling 2,020 shares. In addition, certain legal matters relating to the offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995 and for the year then ended included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Chyron Corporation and subsidiary appearing or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The historical financial statements of Pro-Bel as of and for the year ended October 31, 1995 included at Exhibit III of the Company's Form 8-K/A dated June 21, 1996 have been so incorporated in reliance on the report of Bronsens, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at prescribed rates at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the registrant that is filed electronically with the Commission and the address is http://www.sec.gov. In addition, the Registration Statement and the exhibits thereto, reports, proxy information and other information concerning the Company can be inspected and copied at the public reference facilities and regional offices referred to above and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto permitted by the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1996; (iv) the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1996; (v) the Company's Proxy Statement dated March 28, 1996 for the 1996 Annual Meeting of Stockholders; (vi) the Company's Current Report on Form 8-K filed on April 26, 1996; (vii) the Company's Current Report on Form 8-KA filed on June 21, 1996; and (viii) the description of the Company's Common Stock set forth in the Company's Form 8-A filed on February 18, 1992.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Judy Mauro, Director of Corporate Communications, Chyron Corporation, 5 Hub Drive, Melville, New York 11747, telephone (516) 845-2000.

                               CHYRON CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

Reports of Independent Auditors.......................................................        F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and (unaudited) September
  30, 1996............................................................................        F-4
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and the (unaudited) nine months ended September 30, 1995 and 1996..............        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and the (unaudited) nine months ended September 30, 1995 and 1996..............        F-6
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993,
  1994 and 1995 and the (unaudited) nine months ended September 30, 1996..............        F-8
Notes to Consolidated Financial Statements............................................        F-9
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended
  September 30, 1996..................................................................       F-23

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of Chyron Corporation

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Chyron Corporation and its subsidiaries at December 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PRICE WATERHOUSE LLP

New York, New York
February 8, 1996, except as to Note 3,
which is as of February 29, 1996, and
Note 2, which is as of April 12, 1996

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Chyron Corporation and Subsidiary

    We have audited the accompanying consolidated balance sheet of Chyron Corporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chyron Corporation and subsidiary at December 31, 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Melville, New York
February 17, 1995

                               CHYRON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   DECEMBER 31,      SEPTEMBER 30,
                                                                               --------------------  -------------
                                                                                 1994       1995         1996
                                                                               ---------  ---------  -------------
                                                                                                      (UNAUDITED)
                                                                                                     -------------
                                   ASSETS
Current assets:
  Cash and cash equivalents..................................................  $   1,555  $   5,012    $   3,078
  Accounts and notes receivable..............................................     13,225     13,967       20,206
  Inventories................................................................      5,464     11,645       24,123
  Prepaid expenses...........................................................      1,898        578          794
  Deferred tax asset.........................................................                 6,457        5,821
  Other......................................................................                                633
                                                                               ---------  ---------  -------------
    Total current assets.....................................................     22,142     37,659       54,655
Property and equipment.......................................................      3,646      3,300       12,766
Excess of cost over net assets acquired......................................                              7,205
Investment in RT-SET.........................................................                              2,161
Software development costs...................................................      2,520      1,716        1,915
Deferred tax asset...........................................................                 1,403        1,403
Other........................................................................        336        254        1,746
                                                                               ---------  ---------  -------------
TOTAL ASSETS.................................................................  $  28,644  $  44,332    $  81,851
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses......................................  $   7,008  $   8,120    $  16,253
  Management fee payable.....................................................                 1,000
  Reserve for West Coast restructuring.......................................      2,824        158
  Current portion of long-term debt..........................................                              4,716
  Capital lease obligations..................................................        207        160          264
  Other......................................................................                                 99
                                                                               ---------  ---------  -------------
    Total current liabilities................................................     10,039      9,438       21,332
Long-term debt...............................................................      4,500      4,741       14,977
Capital lease obligations....................................................        229        170          148
Convertible subordinated notes payable.......................................        100
                                                                               ---------  ---------  -------------
    Total liabilities........................................................     14,868     14,349       36,457
                                                                               ---------  ---------  -------------
Commitments (See Note 15)
Shareholders' equity:
  Preferred stock, par value $1.00; Authorized--1,000,000 shares-- Issued -
    none
  Common stock, par value $.01; Authorized--150,000,000 shares-- Issued and outstanding, 87,392,524, 90,071,394 and 97,147,241 shares at 1994, 1995
    and 1996, respectively                                                           874        901          971
  Additional paid-in capital.................................................     19,035     27,739       37,268
  Retained earnings/(accumulated deficit)....................................     (6,133)     1,343        6,966
  Cumulative translation adjustment..........................................                                189
                                                                               ---------  ---------  -------------
    Total shareholders' equity...............................................     13,776     29,983       45,394
                                                                               ---------  ---------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................................  $  28,644  $  44,332    $  81,851
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

               See Notes to the Consolidated Financial Statements

                               CHYRON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                        -------------------------------  ------------------------
                                                          1993       1994       1995        1995         1996
                                                        ---------  ---------  ---------  -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Net sales.............................................  $  37,391  $  42,762  $  53,971   $  38,596    $  56,889
Cost of products sold.................................     16,816     18,912     22,746      16,920       26,887
                                                        ---------  ---------  ---------  -----------  -----------
Gross profit..........................................     20,575     23,850     31,225      21,676       30,002
                                                        ---------  ---------  ---------  -----------  -----------
Operating expenses:
  Selling, general and administrative.................     13,452     14,301     17,066      12,648       16,351
  Research and development............................      3,573      4,163      4,105       3,065        3,751
  Management fee......................................        800      1,139      2,911         695
  West Coast restructuring charge (recapture).........                12,716     (1,339)       (552)
                                                        ---------  ---------  ---------  -----------  -----------
Total operating expenses..............................     17,825     32,319     22,743      15,856       20,102
                                                        ---------  ---------  ---------  -----------  -----------
Operating income (loss)...............................      2,750     (8,469)     8,482       5,820        9,900
Interest expense, net.................................        714        525        536         449          872
                                                        ---------  ---------  ---------  -----------  -----------
Income (loss) before provision for income taxes.......      2,036     (8,994)     7,946       5,371        9,028
Income taxes/equivalent provision.....................        760                   470       1,477        3,405
                                                        ---------  ---------  ---------  -----------  -----------
Net income (loss).....................................  $   1,276  $  (8,994) $   7,476   $   3,894    $   5,623
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Net income (loss) per common share....................  $     .02  $    (.10) $     .08   $     .04    $     .06
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Weighted average number of common and common
  equivalent shares outstanding.......................     75,885     86,886     91,148      90,597       96,558
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Unaudited pro forma information:(1)
  Net income (loss) per common share..................  $     .05  $    (.31) $     .25   $     .13    $     .18
                                                        ---------  ---------  ---------  -----------  -----------
  Weighted average number of common and common
    equivalent shares outstanding.....................     25,295     28,962     30,382      30,199       32,186
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

------------------------

(1) The unaudited pro forma information has been developed on the assumption that the one-for-three reverse stock split described in Note 20 has been approved by the Company's shareholders and no cash in lieu of fractional shares has been paid.

               See Notes to the Consolidated Financial Statements

                               CHYRON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                             -------------------------------  --------------------------
                                                               1993       1994       1995        1995          1996
                                                             ---------  ---------  ---------  -----------  -------------
                                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $   1,276  $  (8,994) $   7,476   $   3,894     $   5,623
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    West Coast restructuring charge (recapture)............                11,766     (1,339)
    Depreciation and amortization..........................      1,816      2,037      2,067       1,481         2,001
    Utilization of deferred tax asset......................                                        1,342           688
    Income tax equivalent provision........................        608                   354
    Loss on abandonment of leasehold improvements..........                   350
  Changes in operating assets and liabilities:
    Accounts and trade notes receivable....................     (2,175)       567       (742)     (1,463)          914
    Inventories............................................       (894)     2,879     (6,181)     (4,944)       (4,748)
    Prepaid expenses.......................................        141     (1,184)     1,320         586           (48)
    Income taxes receivable................................        248
    Accounts payable and accrued expenses..................      1,044     (1,913)     1,112       5,345        (2,020)
    Management fee payable.................................                            1,000                    (1,000)
    Reserve for West Coast restructuring...................                           (1,327)
    Other liabilities......................................                                       (1,908)          (59)
                                                             ---------  ---------  ---------  -----------       ------
  Net cash provided by operating activities................      2,064      5,508      3,740       4,333         1,351
                                                             ---------  ---------  ---------  -----------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Pro-Bel and investment in RT-SET..........                                                     (7,226)
  Acquisitions of property and equipment...................       (731)      (660)      (710)       (656)       (1,358)
  Capitalized software development.........................     (1,741)    (1,383)      (207)       (190)         (705)
  Sales of equipment held for lease........................        112
  Other....................................................        141        102         28          82          (608)
                                                             ---------  ---------  ---------  -----------       ------
  Net cash (used in) investing activities..................     (2,219)    (1,941)      (889)       (764)       (9,897)
                                                             ---------  ---------  ---------  -----------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of capital lease obligations....................                             (106)        (69)         (179)
  Payments of loans payable................................                (1,985)    (4,500)
  Net proceeds from new credit facility....................                            4,741       6,128        11,654
  Proceeds from exercise of common stock purchase warrants,
    net....................................................         61         43        471         323           239
  Proceeds from exercise of stock options..................                                                        542
  Payments of Chapter 11 claims and other reorganization
    items..................................................        (96)      (283)
  Payments of revolving credit agreement...................                                       (4,500)       (5,644)
  Other....................................................                                          (52)
                                                             ---------  ---------  ---------  -----------       ------
  Net cash provided by (used in) financing activities......        (35)    (2,225)       606       1,830         6,612
                                                             ---------  ---------  ---------  -----------       ------
  Change in cash and cash equivalents......................       (190)     1,342      3,457       5,399        (1,934)
  Cash and cash equivalents at beginning of period.........        403        213      1,555       1,555         5,012
                                                             ---------  ---------  ---------  -----------       ------
  Cash and cash equivalents at end of period...............  $     213  $   1,555  $   5,012   $   6,954     $   3,078
                                                             ---------  ---------  ---------  -----------       ------
                                                             ---------  ---------  ---------  -----------       ------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid............................................  $     945  $     548  $     555   $     394     $     599
                                                             ---------  ---------  ---------  -----------       ------
                                                             ---------  ---------  ---------  -----------       ------
  Income taxes paid........................................  $      27  $      71  $     116   $      98     $   2,847
                                                             ---------  ---------  ---------  -----------       ------
                                                             ---------  ---------  ---------  -----------       ------

               See Notes to the Consolidated Financial Statements

                               CHYRON CORPORATION

                                 (IN THOUSANDS)

    Noncash investing and financing activities:

    During January 1996, the Company entered into capital lease obligations totaling $90,000 for the purchase of equipment.

    On February 29, 1996, the Company acquired a 19% interest in RT-SET Ltd. in exchange for 2.4 million shares of Chyron common stock. See Note 3 to the Consolidated Financial Statements.

    On April 12, 1996, the Company acquired the issued and outstanding shares of Pro-Bel Limited. The consideration in addition to cash included 3,146,205 shares of Chyron common stock valued at $6,868,000 and notes payable valued at $5,349,000. See Note 2 to the Consolidated Financial Statements.

                               CHYRON CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                 RETAINED
                                                              COMMON STOCK        ADDITIONAL     EARNINGS      CUMULATIVE
                                                        ------------------------    PAID-IN    (ACCUMULATED    TRANSLATION
                                                          SHARES       AMOUNT       CAPITAL      DEFICIT)      ADJUSTMENT
                                                        -----------  -----------  -----------  -------------  -------------
BALANCE AT DECEMBER 31, 1992..........................      72,309    $     723    $  15,574     $   1,585
Net income............................................                                               1,276
Exercise of warrants..................................         304            3           58
Conversion of subordinated notes......................      14,000          140        2,660
Benefit of utilization of net operating loss
  carryforward under Fresh Start Reporting............                                   608
                                                        -----------       -----   -----------       ------          -----
BALANCE AT DECEMBER 31, 1993..........................      86,613          866       18,900         2,861
Net loss..............................................                                              (8,994)
Exercise of warrants..................................         280            3           40
Conversion of subordinated notes......................         500            5           95
                                                        -----------       -----   -----------       ------          -----
BALANCE AT DECEMBER 31, 1994..........................      87,393          874       19,035        (6,133)
Net income............................................                                               7,476
Exercise of warrants..................................       2,178           22          449
Conversion of subordinated notes......................         500            5           95
Benefit of utilization of net operating loss
  carryforward under Fresh Start Reporting............                                 1,360
Income tax equivalent benefit from reduction of
  deferred tax asset valuation allowance..............                                 6,800
                                                        -----------       -----   -----------       ------          -----
BALANCE AT DECEMBER 31, 1995..........................      90,071          901       27,739         1,343
Net income for the nine months ended September 30,
  1996 (unaudited)....................................                                               5,623
Exercise of warrants (unaudited)......................       1,198           12          227
Exercise of stock options (unaudited).................         332            3          539
Issuance of stock in connection with acquisition of
  Pro-Bel.............................................       3,146           31        6,837
Issuance of stock in connection with investment in
  RT-SET..............................................       2,400           24        1,926
Cumulative translation adjustment (unaudited).........                                                          $     189
                                                        -----------       -----   -----------       ------          -----
BALANCE AT SEPTEMBER 30, 1996 (UNAUDITED).............      97,147    $     971    $  37,268     $   6,966      $     189
                                                        -----------       -----   -----------       ------          -----
                                                        -----------       -----   -----------       ------          -----

               See Notes to the Consolidated Financial Statements

                               CHYRON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Chyron Corporation's ("Chyron" or the "Company") business is organized under a group concept that coordinates product development, marketing, advertising, distribution and procurement. The Company has a multi-product approach for filling customer requirements for equipment and systems used in video or film production. These products include graphics, character generation systems, electronic paint and animation systems and software. As a result, the Company operates as one business segment.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Until April 12, 1996, the Company's other subsidiaries were inactive. On April 12, 1996, the Company acquired Pro-Bel Limited and its subsidiaries (see Note 2). Certain prior year amounts have been reclassified to conform to the current year presentation.

INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet at September 30, 1996 and the related statements of income and of cash flows for the nine months ended September 30, 1995 and 1996 and the statement of shareholders' equity for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on deposit and amounts invested in a highly liquid money market fund. Cash equivalents consist of short term investments convertible into cash within 3 months or less. The carrying amounts of cash and cash equivalents approximate their fair value.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

    Property and equipment are carried at cost and are depreciated on the straight-line method over estimated useful lives of 3-10 years. Leasehold improvements are amortized over the shorter of the remaining life of the lease or the life of the improvement.

REVENUE RECOGNITION

    Revenue is recognized when finished products are shipped.

                               CHYRON CORPORATION

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    In connection with the Company's emergence in 1991 from its reorganization proceeding under Chapter 11 of the United States Bankruptcy Code, the Company adopted "Fresh Start Reporting" in accordance with AICPA Statement of Position, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code."

    Fresh Start Reporting requires that the Company report an income tax equivalent provision when there is book taxable income and a pre-reorganization net operating loss carryforward. This requirement applies despite the fact that the Company's pre-reorganization net operating loss carryforward would eliminate (or reduce) the related income tax payable. The current and future year benefit related to the carryforward is not reflected in Net Income, but instead is recorded as a direct increase to Additional Paid-in Capital. The income tax equivalent provision does not affect the Company's tax liability.

    The Company's deferred tax liability is determined based on the differences between the financial reporting and tax bases of assets and liabilities and enacted tax rates that are expected to be in effect for the years in which the differences are expected to reverse. The deferred tax liability is reduced by cumulative tax credits and losses carried forward for tax purposes and by tax deductible temporary differences (deferred tax assets). See Note 13.

TRANSLATION OF FOREIGN CURRENCIES

    The functional currency for the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currency to U.S. dollars is performed for asset and liability accounts using period-end exchange rates and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are recorded in the cumulative translation adjustment account which is included in shareholders' equity.

COMMON STOCK EQUIVALENTS

    In December 1991, the Company issued to Pesa, Inc. ("Pesa"), a Delaware corporation, $5 million of Convertible Subordinated Notes ("Notes"). The Notes were convertible into shares of common stock at a conversion price of $.20 per share. As of December 31, 1995, all of the Notes had been converted into shares. See Note 11.

    In January 1992, shareholders of the Company, other than Pesa, received one warrant for every two shares of common stock held when the Company issued 5,795,555 Common Stock Purchase Warrants. Each warrant entitled its holder to purchase one share of common stock at $.20 per share. These warrants expired on January 31, 1996. As of December 31, 1995, a total of 4,070,024 Common Stock Purchase Warrants had been exercised. In January 1996, an additional 1,138,523 warrants were exercised.

    During 1995, the Company's Board of Directors granted 3,125,000 Incentive Stock Options to certain employees for the purchase of Chyron common stock at a purchase price ranging from $1.625 to $1.875. Additionally during 1995, 90,000 Non-Incentive Stock Options were granted to members of the Board of Directors at a purchase price of $1.875. The exercise price of the stock options granted represents the quoted closing market price at the dates of the grant. The options vest over three years and expire on July 25, 2000. During 1995, no options were exercisable. See Note 12.

                               CHYRON CORPORATION

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is based on the weighted average number of common shares outstanding during the period plus, when dilutive, additional shares issuable upon the assumed exercise of outstanding Common Stock Purchase Warrants and outstanding Incentive Stock Options. Fully diluted net income
(loss) per share is not presented since such presentation would not be materially different from primary net income (loss) per share.

2. ACQUISITION OF PRO-BEL LIMITED

    On April 12, 1996, the Company acquired Pro-Bel Limited ("Pro-Bel"), located in Reading, United Kingdom. Pro-Bel manufactures and distributes video signal and switching equipment and systems. The consideration consisted of $6.9 million in cash, $5.3 million in notes and 3,146,205 shares of restricted Chyron common stock valued at $6.9 million.

    The acquisition of Pro-Bel was accounted for as a purchase. Accordingly, the cost of the acquisition was allocated to the net assets acquired based upon their estimated fair values. The excess of cost over the estimated fair value of net assets acquired amounted to $7,532,000, which is being amortized over 12 years using the straight line method.

    The accompanying consolidated statement of operations includes the operating results of Pro-Bel since the date of the acquisition. Pro forma unaudited consolidated operating results of the Company and Pro-Bel for the nine months ended September 30, 1995 and 1996, assuming the acquisition had been made as of January 1, 1995 and 1996, respectively, are summarized below (in thousands except per share amounts).

                                                                            1995       1996
                                                                          ---------  ---------
Net sales...............................................................    $58,533    $67,313
Net income..............................................................     $2,589     $5,580
Net income per share....................................................       $.03       $.06

    These pro forma results have been prepared for comparative purposes only and include adjustments as a result of applying purchase accounting and conversion to generally accepted accounting principles in the United States, such as additional depreciation expense and cost of goods sold due to the step-up in basis of fixed assets and inventory, respectively, goodwill amortization, a decrease in research and development expense due to the capitalization of software development costs and increased interest expense on acquisition debt adjusted for tax effect. The pro forma financial information is not necessarily indicative of the operating results that would have occurred if the acquisition had taken place on the aforementioned dates, or of future results of operations of the consolidated entities.

3. INVESTMENT IN RT-SET

    On February 29, 1996, the Company effectively purchased an option to acquire a 19% interest in Real Time Synthesized Entertainment Technology, Ltd. ("RT-SET"), located in Tel Aviv, Israel. RT-SET develops, markets and sells real time virtual studio set software and proprietary communications hardware that operate on Silicon Graphics systems. In form, Chyron purchased shares of RT-SET Convertible Preferred Stock in exchange for 2.4 million shares of Chyron restricted common stock. In accordance with the purchase agreement, the 2.4 million shares of Chyron common stock were to be held in escrow and released in tranches of one-third and two-thirds, subject to certain conditions. During 1996, the first of these conditions was met, which resulted in the release of 800,000 shares of Chyron restricted common

                               CHYRON CORPORATION

3. INVESTMENT IN RT-SET (CONTINUED)
stock to RT-SET. Upon the satisfaction of the remaining conditions, the remaining 1,600,000 escrowed shares will be released. If the conditions are not met, the shares of Chyron restricted common stock held in escrow will be returned to the Company. Accordingly, the transaction has been recorded as the purchase of a right to acquire a 19% interest in RT-SET. RT-SET retains the voting rights with respect to the escrowed Chyron shares while such shares are held by the escrow agent. The acquisition was recorded at the estimated fair value of the Chyron restricted common stock released from escrow. In addition, Chyron was granted certain call option rights which, if and when exercised, will result in the Company owning up to a 51% interest in RT-SET.

4. CONTROL OF REGISTRANT

    On May 26, 1995, Pesa sold 10,000,000 shares of common stock of Chyron to CC Acquisition Company A, a Delaware limited liability company ("CCACA"). On July 25, 1995, Pesa sold 49,414,732 shares to the entities listed below. Additionally, on July 25, 1995, Sepa Technologies, Ltd., a Georgia limited liability company ("Sepa"), and an affiliate of Pesa, sold 5,000,000 shares to the entities listed below.

    The sales were made pursuant to two agreements entered into on May 26, 1995:
(1) CCACA and CC Acquisition Company B, a Delaware limited liability company ("CCACB"), and an affiliate of CCACA, entered into a stock purchase agreement with Pesa (the "Pesa Agreement") pursuant to which (i) CCACA acquired 10,000,000 shares and (ii) CCACA and CCACB agreed to acquire an additional 49,414,732 shares and (2) CCACA entered into a stock purchase agreement with Sepa (the "Sepa Agreement") pursuant to which CCACA agreed to acquire 5,000,000 shares and the voting rights and right of first refusal to an additional 9,000,000 shares. CCACA and CCACB are collectively referred to herein as CCAC.

    On July 25, 1995, CCACA entered into an agreement (the "Leubert Agreement") with Alfred O.P. Leubert Ltd., a New York corporation ("Leubert"), pursuant to which CCACA was granted a right of first refusal to acquire 300,000 shares, which shares were acquired by Leubert from Sepa and which reduced from 9,000,000 to 8,700,000 the Company's right of first refusal to acquire shares as set forth in the Sepa Agreement.

    On July 25, 1995, CCACA and CCACB entered into an assignment and assumption agreement (the "Assignment Agreement") by and among CCACA, CCACB, WPG Corporate Development Associates IV, L.P., a Delaware limited partnership ("CDA"), WPG Corporate Development Associates IV (Overseas), L.P., a Cayman Islands exempt limited partnership ("CDAO"), WPG Enterprise Fund II, L.P., a Delaware limited partnership ("WPGII"), Weiss, Peck & Greer Venture Associates III, L.P., a Delaware limited partnership ("WPGIII"), Westpool Investment Trust plc., a public limited company organized under the laws of England ("WIT"), Lion Investments Limited, a limited company organized under the laws of England ("Lion"), and Charles M. Diker (such individual together with CDA, CDAO, WPGII, WPGIII, WIT and Lion, the "WPG/Westpool Investor Group") and certain other persons (such persons together with the WPG/Westpool Investor Group, the "Assignees") pursuant to which (i) CCACA assigned to the Assignees its rights under the Pesa Agreement to acquire 20,000,000 shares, (ii) CCACA assigned its rights under the Sepa Agreement to acquire 5,000,000 shares, (iii) CCACA assigned its right of first refusal to acquire 5,400,000 of the 9,000,000 shares as set forth in the Sepa Agreement and the Leubert Agreement described above and
(iv) CCACB assigned its rights under the Pesa Agreement to acquire 17,648,839 shares.

    The closing, as contemplated by the Pesa Agreement and the Sepa Agreement, occurred on July 25, 1995. Consequently, CCAC beneficially owns in the aggregate 21,765,892 shares and the WPG/Westpool

                               CHYRON CORPORATION

4. CONTROL OF REGISTRANT (CONTINUED)
Investor Group beneficially owns in the aggregate 41,905,896 shares. Beneficial ownership does not include 9,000,000 shares for which the voting rights have been assigned to CCAC and the WPG/Westpool Investor Group.

                                                                                         DATE OF
NAME OF OWNER                                                    NUMBER OF SHARES      ACQUISITION
---------------------------------------------------------------  -----------------  -----------------
CCACA..........................................................       10,000,000        May 26, 1995
CCACB..........................................................       11,765,892       July 25, 1995
CDA............................................................       17,770,615       July 25, 1995
CDAO...........................................................        4,285,120       July 25, 1995
WPGII..........................................................        4,415,557       July 25, 1995
WPGIII.........................................................        3,671,545       July 25, 1995
WIT............................................................        6,984,311       July 25, 1995
Lion...........................................................        3,308,366       July 25, 1995
C.M. Diker.....................................................        1,470,382       July 25, 1995
Others.........................................................          742,944       July 25, 1995

    Pesa was a 100% owned subsidiary of a Spanish Company, Pesa Electronica, S.A. ("Electronica"), which in turn was 99% owned by a Spanish Company, Amper, S.A. ("Amper"). On June 24, 1994, Amper sold all of its shares of stock of Electronica to Sepa. On August 2, 1994, Sepa acquired 14,000,000 shares of Chyron common stock from certain foreign shareholders. Consequently, Sepa directly and indirectly through Pesa became the beneficial owner of 73,414,732 shares of Chyron common stock.

    On October 5, 1994, Electronica filed for receivership in Spain ("Suspension de Pagos"). The proceedings are comparable to a Chapter 11 reorganization under the U.S. Bankruptcy laws. The sale by Pesa of its Chyron common stock to CCAC, the WPG/Westpool Investor Group and certain other persons on July 25, 1995.

5. ACCOUNTS AND NOTES RECEIVABLE

    Trade accounts and notes receivable are stated net of an allowance for doubtful accounts of $2,204,000 and $3,134,000 at December 31, 1994 and 1995, respectively, and $5,617,000 at September 30, 1996. The provision for doubtful accounts amounted to $547,000, $729,000, and $466,000 for 1993, 1994 and 1995,
respectively. The carrying amounts of accounts and notes receivable approximate their fair values.

    The Company periodically evaluates the credit worthiness of its customers and determines whether collateral (in the form of letters of credit or liens on equipment sold) should be taken or whether reduced credit limits are necessary. Credit losses have consistently been within management's expectations.

    Accounts and notes receivable are principally due from customers in, and dealers serving, the broadcast video industry and non-broadcast display markets. At December 31, 1994 and 1995, receivables included approximately $2.7 million due from foreign customers.

                               CHYRON CORPORATION

6. INVENTORIES

    Inventories consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------  SEPTEMBER 30,
                                                                        1994       1995         1996
                                                                      ---------  ---------  -------------
                                                                                             (UNAUDITED)
Finished goods......................................................  $   1,811  $   3,345    $   8,811
Work-in-process.....................................................      1,807      5,250        7,860
Raw material........................................................      1,846      3,050        7,452
                                                                      ---------  ---------  -------------
                                                                      $   5,464  $  11,645    $  24,123
                                                                      ---------  ---------  -------------
                                                                      ---------  ---------  -------------

7. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Land.......................................................................  $      53  $      53
Machinery and equipment....................................................      3,881      4,441
Furniture and fixtures.....................................................      1,348      1,501
Leasehold improvements.....................................................        296        299
                                                                             ---------  ---------
                                                                                 5,578      6,294
Less: Accumulated depreciation and amortization............................      1,932      2,994
                                                                             ---------  ---------
                                                                             $   3,646  $   3,300
                                                                             ---------  ---------
                                                                             ---------  ---------

    Machinery and equipment at December 31, 1994 and 1995 includes $436,000 and $473,000, respectively, of assets held under capital lease obligations. See Note 15.

    Depreciation expense, which includes amortization of the Company's capital lease assets, was $785,000, $1,106,000 and $1,054,000 in 1993, 1994 and 1995,
respectively.

8. SOFTWARE DEVELOPMENT COSTS

    Certain software development costs are capitalized and amortized over their estimated economic life, ranging from 3 to 5 years, commencing when each product is available for general release. The following amounts were capitalized, amortized and written off (in thousands):

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Amounts capitalized.......................................................  $   1,741  $   1,383  $     207
Less: Amortization (included in Research and Development).................       (764)      (931)    (1,013)
West Coast restructuring write-down to net realizable value...............                (1,991)
                                                                            ---------  ---------  ---------
Net (decrease) increase in software development costs.....................  $     977  $  (1,539) $    (806)
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                               CHYRON CORPORATION

9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Accounts payable...........................................................  $   3,389  $   2,818
Compensation (including pension liability).................................      2,667      3,136
Other accrued items........................................................        792      2,003
Income taxes payable.......................................................        160        163
                                                                             ---------  ---------
                                                                             $   7,008  $   8,120
                                                                             ---------  ---------
                                                                             ---------  ---------

    The carrying amounts of accounts payable and accrued expenses approximate their fair values.

10. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                                                    DECEMBER 31,
                                                                                                   --------------     SEPTEMBER 30,
                                                                                                    1994   1995           1996
                                                                                                   --------------     -------------
                                                                                                                      (UNAUDITED)
Term loan, maturing April 16, 2000 (a)............................................................                     $ 7,000
Revolving credit facility, maturing March 28, 1999 (a)............................................                       2,730
Revolving credit facility, maturing April 27, 1997 (b)............................................          $4,741
Commercial mortgage term loan, maturing March 28, 2010 (c)........................................                       1,973
Promissory notes, payable on or before April 15, 1998 (d).........................................                       5,349
Trade finance facility, maturing December 31, 1996 (e)............................................                         915
Overdraft facility, maturing December 31, 1996 (f)................................................                       1,726
Notes payable, expiring April 27, 1995 (g)........................................................  $4,500
                                                                                                    ------  ------  -------------
                                                                                                     4,500   4,741      19,693
Less amounts due in one year......................................................................                      (4,716)
                                                                                                    ------  ------  -------------
                                                                                                    $4,500  $4,741     $14,977
                                                                                                    ------  ------  -------------
                                                                                                    ------  ------  -------------

    (a) On March 28, 1996 and April 16, 1996, the Company entered into agreements with a bank to obtain a revolving credit facility of $10 million and a term loan of $8 million, respectively. The entire facility is secured by the Company's assets. Borrowings are limited to amounts computed under a formula for eligible accounts receivable and inventory. Additionally, an over-advance is available above the borrowing formula in an amount not to exceed $3 million. Interest on the revolving credit facility is equal to adjusted LIBOR plus 175 basis points or prime (8.25% at September 30, 1996) and is payable monthly. The term loan is payable in quarterly installments of $500,000, commencing June 1, 1996. Interest on the term loan is equal to adjusted LIBOR plus 200 basis points or prime (8.25% at September 30, 1996) and is payable monthly.

    (b) At December 31, 1995, the Company had $4.7 million outstanding with a financial institution under a secured revolving credit facility. Interest was payable monthly at the prime rate (8.5% at December 31, 1995) plus 2% per annum. The facility was due to expire on April 27, 1997, but was replaced by the banking facility described in (a) above in conjunction with the financing of the acquisition of Pro-Bel.

                               CHYRON CORPORATION

10. LONG-TERM DEBT (CONTINUED)
    (c) Pro-Bel has a commercial mortgage term loan with a bank. The loan is secured by a building and property located in the United Kingdom. Interest is equal to LIBOR (5.98% at September 30, 1996) plus 2%. The loan (including interest) is payable in quarterly installments of 80,600 pounds sterling ($127,000, converted at the September 30, 1996 exchange rate).

    (d) On April 12, 1996, the Company issued promissory notes to the shareholders of Pro-Bel for $5.3 million (3.5 million pounds sterling) in conjunction with the acquisition (See Note 2). The promissory notes are secured by an irrevocable letter of credit from a bank. The amount of this irrevocable letter of credit is included as an outstanding borrowing in the formula used to calculate borrowing availability for the facilities described in (a) above. Interest through April 15, 1997 is equal to LIBOR as of April 15, 1996 (6.46%) and is payable quarterly. Interest from April 16, 1997 to April 15, 1998 is equal to LIBOR as of April 15, 1997 and is payable quarterly. The notes are due on or before April 15, 1998 and are subordinated to any obligations to a bank or financial institution currently existing or subsequently entered into. The notes can be prepaid without interest or penalty subsequent to November 1, 1996.

    (e) On February 1, 1996, Pro-Bel entered into an agreement with a bank to obtain a trade finance facility of 750,000 pounds sterling ($1,182,000, converted at the September 30, 1996 exchange rate). The facility is secured by the Company's accounts receivable. Interest is equal to the bank's base rate plus 2% (7 3/4% at September 30, 1996) on advances against accounts receivable in pounds sterling and equal to the Barclays Bank PLC currency call loan rate plus 2% (7 3/4% at September 30, 1996) on advances against foreign accounts receivable. Interest is payable quarterly, in arrears.

    (f) On February 1, 1996, Pro-Bel entered into an agreement with a bank to obtain an overdraft facility of 750,000 pounds sterling ($1,182,000, converted at the September 30, 1996 exchange rate). Interest is equal to the bank's base rate plus 2.5% (8 1/4% at September 30, 1996) and is payable quarterly commencing in March 1996. The facility has a sublimit for overdraft on Pro-Bel's wholly owned subsidiary, Trilogy Broadcast Limited, of 160,000 pounds sterling ($252,000, converted at the September 30, 1996 exchange rate). This facility is payable upon written demand by the bank and any undrawn portion may be cancelled by the bank at any time.

    (g) At December 31, 1994, the Company had $4.5 million outstanding with another financial institution under a secured revolving credit facility, which was classified as long-term debt as the Company, on February 1, 1995, had received a commitment for the two-year facility described in (b) above. Interest on the former facility was payable monthly at prime plus 2% per annum.

    Aggregate maturities of long-term debt in the next five years are as follows (in thousands):

Three months ending December 31, 1996.......  $   1,568
1997........................................      4,716
1998........................................      7,424
1999........................................      4,810
2000........................................      1,085
2001........................................         90

    The carrying amounts of long-term debt instruments approximate their fair values.

                               CHYRON CORPORATION

11. CONVERTIBLE SUBORDINATED NOTES PAYABLE

    In 1991, the Company issued to Pesa 4-year Convertible Subordinated Notes in the principal amount of $5.0 million maturing on January 31, 1996 and bearing interest (payable annually in arrears) at the prime rate, adjusted annually each December. The Notes were convertible into 25,000,000 shares of common stock of the Company at a conversion rate of 20 cents per share. As of December 31, 1995, all of the Notes had been converted into shares of common stock of the Company.

12. LONG-TERM INCENTIVE PLAN

    In May 1995, the Company's shareholders approved the Chyron Corporation Long-Term Incentive Plan ("the Plan"). The Plan allows for a maximum of 5,000,000 shares of common stock to be available with respect to the grant of awards under the Plan; any or all of such common stock may be granted for awards of Incentive Stock Options. In May 1996, the shareholders approved an amendment to the Plan to provide that all Directors who are not officers of the Company shall receive, on an annual basis on the last trading date of each July, stock options for 10,000 shares of the Company's common stock, at an exercise price equal to the quoted closing market price of the stock on the date of grant.

    On July 25, 1995 and November 21, 1995, the Board of Directors granted Incentive Stock Options for the purchase of 2,975,000 and 150,000, respectively, shares to certain employees; the exercise price per option share is $1.625 and $1.875, respectively, the quoted closing market prices at the dates of grant. Additionally, on July 31, 1995, the non-employee members of the Board of Directors received Non-Incentive Stock Options for the purchase of 90,000 such shares at $1.875 per option share, the quoted closing market price at the date of grant. The options to employees vest over three years at 33 1/3% per annum and expire on July 25, 2000. During 1995, no options were exerciseable.

13. INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                           1993        1994        1995
                                                                         ---------     -----     ---------
Current:
State..................................................................  $     152   $           $      50
Tax Equivalent provision...............................................        608                     420
                                                                         ---------         ---   ---------
                                                                         $     760   $           $     470
                                                                         ---------         ---   ---------
                                                                         ---------         ---   ---------

                               CHYRON CORPORATION

13. INCOME TAXES (CONTINUED)
    The effective income tax rate differed from the Federal statutory rate as follows (in thousands):

                                                                       1993                   1994                  1995
                                                              ----------------------  --------------------  --------------------
                                                                AMOUNT         %       AMOUNT        %       AMOUNT        %
                                                              -----------  ---------  ---------  ---------  ---------  ---------
Federal income tax provision (benefit) at statutory rate....   $     692        34.0  $  (3,058)     (34.0) $   2,702       34.0
State income taxes, net of federal tax benefit..............         100         4.9                               33         .4
Benefit from post reorganization temporary differences on
  tax equivalent provision..................................                                                   (1,351)     (17.0)
Effect of valuation allowance of deferred tax assets........                              3,058       34.0       (940)     (11.8)
Other, net..................................................         (32)       (1.6)                              26         .3
                                                                   -----         ---  ---------  ---------  ---------  ---------
                                                               $     760        37.3  $                     $     470        5.9
                                                                   -----         ---  ---------  ---------  ---------  ---------
                                                                   -----         ---  ---------  ---------  ---------  ---------

    The Company has deferred tax assets and deferred tax liabilities as presented in the table below. The net deferred tax assets are subject to a valuation allowance, which was $14.5 million and $5.4 million at December 31, 1994 and 1995, respectively. This valuation allowance is primarily attributable to a pre-Chapter 11 reorganization net operating loss carryforward and pre-Chapter 11 reorganization deductible temporary differences. As a result of current and projected future profitability, the allowance was partially reduced in 1995.

    Deferred tax assets (deductible temporary differences) prior to the allocation of the valuation allowance consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Post-reorganization net operating loss carryforward.....................  $     675  $     280
Pre-reorganization net operating loss carryforward......................      8,670      7,250
Pre-reorganization deductible temporary differences.....................      3,972      4,555
Restructuring reserve...................................................      1,063         55
Other...................................................................      1,500      2,000
                                                                          ---------  ---------
  Total deferred tax assets.............................................  $  15,880  $  14,140
                                                                          ---------  ---------
                                                                          ---------  ---------

    Deferred tax liabilities (taxable temporary differences) consisted of the following (in thousands):

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1994       1995
                                                                               ---------  ---------
Pre-reorganization taxable temporary differences.............................  $     615  $      85
Software development costs...................................................        683        585
Other........................................................................        152        210
                                                                               ---------  ---------
  Total deferred tax liabilities.............................................  $   1,450  $     880
                                                                               ---------  ---------
                                                                               ---------  ---------

    At December 31, 1995, the Company had net operating loss carryforwards ("NOL") of approximately $22.1 million for tax purposes, expiring beginning with the year 1996 through 2009. The U.S. Federal income tax code provides that the amount of pre-Chapter 11 reorganization NOLs (approximately $21.3

                               CHYRON CORPORATION

13. INCOME TAXES (CONTINUED)
million) at December 31, 1995 that can utilized will be limited each year as a result of the change in control of the Company at the end of 1991 and certain other annual limitations. Post-Chapter 11 reorganization NOLs (approximately $.8 million at December 31, 1995) are also subject to such limitations, due to the change in control on July 25, 1995.

14. BENEFIT PLANS

    The Company has a defined benefit pension plan (the "Pension Plan") covering substantially all employees meeting minimum eligibility requirements. Benefits paid to retirees are based upon age at retirement, years of credited service and average compensation. Pension expense is actuarially determined using the projected unit credit method. The Company's policy is to fund the minimum contributions required under the Employees Retirement Income Security Act. The assets held by the Pension Plan at December 31, 1995 include government securities, corporate bonds and mutual funds.

    The net periodic pension cost and its components under the provisions of SFAS No. 87 are as follows (in thousands):

                                                                                            1993       1994       1995
                                                                                          ---------  ---------  ---------
Service cost-benefit earned during the period...........................................  $     388  $     437  $     383
Interest cost on projected benefit obligation...........................................        290        312        292
Actual return on plan assets............................................................       (217)      (269)      (227)
Net amortization and deferral...........................................................                              (15)
                                                                                          ---------  ---------  ---------
Net periodic pension cost...............................................................  $     461  $     480  $     433
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

    A reconciliation of the funded status of the Pension Plan to the Company's balance sheet is as follows (in thousands):

                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1993       1994       1995
                                                                                       ---------  ---------  ---------
Accumulated pension benefit obligation:
Vested...............................................................................  $   2,036  $   2,431  $   2,265
Non-vested...........................................................................         87         63         79
                                                                                       ---------  ---------  ---------
Total................................................................................  $   2,123  $   2,494  $   2,344
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Projected benefit obligation.........................................................  $   3,765  $   4,532  $   4,138
Plan assets at fair value............................................................      2,663      3,352      2,609
                                                                                       ---------  ---------  ---------
Projected benefit obligation in excess of assets.....................................      1,102      1,180      1,529
Less items not yet recognized in net periodic pension cost:
Unrecognized net gain (loss) from past experience and changes in assumptions.........        (45)       (35)        49
                                                                                       ---------  ---------  ---------
Pension liability....................................................................  $   1,057  $   1,145  $   1,578
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    In each year presented, the expected long-term rate of return on Pension Plan assets was 9%. The weighted average discount rate used to determine the accumulated benefit obligation was 9% in 1993 and 8% in 1994 and 1995. The rate of compensation increase used was 6% for all years presented.

                               CHYRON CORPORATION

14. BENEFIT PLANS (CONTINUED)
    In 1994, the Company adopted a 401(k) Plan exclusively for the benefit of participants and their beneficiaries. All employees of the Company are eligible to participate in the 401(k) Plan except non-resident aliens and employees who are members of a union who bargain separately for retirement benefits during negotiations. An employee may elect to contribute a percentage of his or her current compensation to the 401(k) Plan, subject to a maximum of 20% of compensation or the Internal Revenue Service annual contribution limit ($9,240 in 1994 and 1995), whichever is less. Total compensation that can be considered for contribution purposes is limited to $150,000.

    The Company can elect to make a contribution to the Plan on behalf of those participants who have made salary deferral contributions. During 1995, the Company contributed $29,000 to the Plan. During 1994, no contributions were made by the Company.

15. COMMITMENTS AND CONTINGENCIES

    At December 31, 1995, the Company was obligated under operating and capital leases covering facility space and equipment as follows (in thousands):

                                                                            OPERATING     CAPITAL
                                                                           -----------  -----------
1996.....................................................................   $     563    $     183
1997.....................................................................         506          110
1998.....................................................................         374           58
1999.....................................................................         387           19
2000.....................................................................         401
2001 and thereafter......................................................       1,420
                                                                           -----------       -----
                                                                            $   3,651    $     370
                                                                           -----------       -----
                                                                           -----------       -----

    The operating leases contain provisions for maintenance and escalations for real estate taxes. Total rent expense was $822,000, $530,000 and $496,000 for 1993, 1994 and 1995, respectively. The cumulative imputed interest in the capital lease obligation was $40,000 at December 31, 1995.

    As of December 31, 1995, the Company had outstanding letters of credit totalling $28,000 which guaranteed various trade activities. The contract amount of the letters of credit approximates their fair value as the value for each is fixed over the life of the commitment. The Company maintains a total credit line of $100,000 specifically for obtaining standby letters of credit.

    There are several legal actions pending against the Company. It is management's belief that none of these actions have merit nor will any outcome materially affect the financial position of the Company.

16. NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of." This accounting standard, which is effective for financial statements issued for fiscal years beginning after December 15, 1995, is not expected to have a material impact on the Company's results or financial reporting.

                               CHYRON CORPORATION

16. NEW ACCOUNTING STANDARDS (CONTINUED)
    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation". This accounting standard is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company plans to adopt SFAS 123 in 1996 through disclosure in the Notes to the Consolidated Financial Statements.

17. RELATED PARTY TRANSACTIONS

    Sepa, prior to the change in control discussed in Note 4, was the beneficial owner of 73,414,732 shares of Chyron common stock. Consequent to such ownership, Sepa had an amended and restated management agreement with Chyron whereby Chyron agreed to pay management fees to Sepa at 2.5% of consolidated revenues through December 31, 1997. The management fees under this agreement were subject to an annual limitation of $1.5 million. In July 1994, Chyron took advantage of an option to prepay the management fee at a 25% discount from the aggregate estimated yearly fees for the period July 1, 1994 through December 31, 1995, resulting in estimated aggregate total savings of $486,000 in fees for the eighteen month period ending December 31, 1995.

    In December 1995, Chyron and Sepa agreed to terminate the Management Agreement upon payment to Sepa of $2 million, which resulted in aggregate savings for the Company of $1 million for the two year period ending December 31, 1997. The $2 million was paid in equal installments in December 1995 and January 1996.

    The Company shared certain trade show and facility costs with Pesa and Electronica. Such services amounted to $127,000, $303,000 and $30,000 for 1993, 1994 and 1995, respectively, and were billed to these related parties under a usage based allocation. During 1993, the Company also performed certain development work for Electronica and sold to it certain products that were billed under an arm's length arrangement. These sales amounted to $272,000.

    As of December 31, 1994, the Company was indebted to Sepa and its affiliates for $49,000, representing the cost of services provided and interest accrued on the Convertible Subordinated Notes. Also, the Company had outstanding receivables due from Electronica and its affiliates for equipment and services at December 31, 1994 and 1995 amounting to $685,000 and $483,000, respectively. In light of Electronica's filing "Suspension de Pagos" in Spain, reserves of $545,000 and $389,000, respectively, have been provided for these receivables.

    A director of the Company is a partner of a law firm that rendered various legal services to the Company for which the Company incurred costs of $273,000 during 1995.

18. WEST COAST RESTRUCTURING

    During the third quarter of 1994, as the result of continuing significant operating losses by the Company's West Coast Operations and their inability to meet revenue and operating targets, management implemented a restructuring plan to eliminate a substantial number of the CMX and Aurora product lines and consolidate certain remaining products into the Company's Graphics Operations, with only certain product engineering capabilities remaining on the West Coast. As a result, the Company recorded a $12.7 million charge to operations during the third quarter of 1994, resulting from headcount reductions, consolidation costs, write-downs of assets related to discontinued product lines and accrual of estimated operating losses anticipated during the disposition period. For 1995, operating losses of $1,707,000 related to the discontinued product lines were charged against the reserve for West Coast restructuring.

                               CHYRON CORPORATION

18. WEST COAST RESTRUCTURING (CONTINUED)
    During August 1995, the Company entered into an agreement to sublease a portion of the office space for the West Coast Operations. The subleasing served to decrease future rent commitments and, as a result, the Company reversed $356,000 of the original $12.7 million charge to account for the decrease in projected rent expense.

    Additionally, during 1995, the Company sold certain inventory that had been fully reserved for in the original $12.7 million charge. The Company realized a gain of $380,000 related to this inventory.

    During December 1995, the Company recaptured $603,000 of the original restructuring charge as a result of lower than anticipated costs related to the disposition period. As of December 31, 1995, the amount of the Reserve for West Coast Restructuring of $158,000 represented future rent commitments through 1997.

    A summary of activity for 1995 related to the West Coast Restructuring is presented below (in thousands):

                                                                   RESERVE FOR    WEST COAST
                                                                   WEST COAST    RESTRUCTURING
                                                                  RESTRUCTURING    RECAPTURE
                                                                  -------------  -------------
Balance at January 1, 1995......................................    $   2,824      $       0
Current year operating loss.....................................        1,707
Sublease agreement..............................................          356            356
Realization on asset write-down.................................                         380
Recapture.......................................................          603            603
                                                                       ------         ------
Balance at December 31, 1995....................................    $     158      $   1,339
                                                                       ------         ------
                                                                       ------         ------

19. OTHER INFORMATION

    Customers for the Company's products include broadcasters, video production and post-production companies, cable television distributors and operators, industrial users, governments and governmental agencies and domestic and international dealers serving the video production and display industries for non-broadcast and broadcast markets.

    Export sales are made through several international distributors. Export sales are principally to customers in Europe and Canada and amounted to $6,049,000, $6,623,000 and $7,511,000, for 1993, 1994 and 1995, respectively.

20. REVERSE STOCK SPLIT (UNAUDITED)

    On October 14, 1996, the Company's Board of Directors approved a one-for-three reverse stock split subject to shareholders' approval. A shareholders' meeting is scheduled for January 24, 1997. Other than the pro-forma net income (loss) per share and pro forma weighted average number of common and common equivalent shares outstanding presented in the consolidated statements of operations, these consolidated financial statements do not reflect the one-for-three reverse stock split subject to shareholder approval.

                      CHYRON CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA
                                                                                         ADJUSTMENTS
                                                                                          INCREASE/
                                                                  CHYRON    PRO-BEL(F)   (DECREASE)   CONSOLIDATED
                                                                 ---------  -----------  -----------  ------------
Net sales......................................................  $  56,889   $  10,424                 $   67,313
Cost of products sold..........................................     26,887       5,630    $     713(a)      33,230
                                                                 ---------  -----------  -----------  ------------
Gross profit...................................................     30,002       4,794         (713)       34,083
                                                                 ---------  -----------  -----------  ------------
Operating expenses:
Selling, general and administrative............................     16,351       2,578          236(b)      19,165
Research and development.......................................      3,751         593          (50)(c)       4,294
                                                                 ---------  -----------  -----------  ------------
Total operating expenses.......................................     20,102       3,171          186        23,459
                                                                 ---------  -----------  -----------  ------------
Operating income...............................................      9,900       1,623         (899)       10,624
Interest expense, net..........................................        872          68          280(d)       1,220
                                                                 ---------  -----------  -----------  ------------
Income before provision for income tax.........................      9,028       1,555       (1,179)        9,404
Income taxes/equivalent provision..............................      3,405         518          (99)(e)       3,824
                                                                 ---------  -----------  -----------  ------------
Net income.....................................................  $   5,623   $   1,037    $  (1,080)   $    5,580
                                                                 ---------  -----------  -----------  ------------
                                                                 ---------  -----------  -----------  ------------
Net income per common share....................................  $     .06                             $      .06
                                                                 ---------                            ------------
                                                                 ---------                            ------------
Weighted average number of common and common equivalent shares
  outstanding..................................................     96,558                                 97,728
                                                                 ---------                            ------------
                                                                 ---------                            ------------

    THE UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS PRESENTED ABOVE ASSUMES THE ACQUISITION OF PRO-BEL BY THE COMPANY AT THE BEGINNING OF THE PERIOD PRESENTED.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME:

    (a) Reflects the increase in depreciation expense for the step up in basis of property, plant and equipment acquired and the increase in cost of products sold for the step up in basis of inventory acquired.

    (b) Reflects the increase in depreciation expense for the step up in basis of property, plant and equipment acquired and the amortization expense of excess of cost over fair value net assets acquired in connection with the acquisition of Pro-Bel.

    (c) Reflects the decrease in research and development expense due to the capitalization of certain of Pro-Bel's software development costs, net of the amortization of such costs for the period.

    (d) Reflects additional interest expense on indebtedness incurred in connection with the acquisition of Pro-Bel.

    (e) Reflects the estimated income tax effect on the acquisition financing.

    (f) Results of operations from January 1, 1996 through the date of acquision.

 The following is one page of pictures of various graphics produced by certain of the Company's products with description of the graphics.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK REFERRED TO BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO SUCH PERSON IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           5
The Company....................................          14
Use of Proceeds................................          14
Price Range of Common Stock....................          15
Dividend Policy................................          15
Capitalization.................................          16
Selected Consolidated Financial Data...........          17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          26
Management.....................................          39
Principal and Selling Shareholders.............          41
Description of Capital Stock...................          45
Shares Eligible for Future Sale................          46
Underwriting...................................          48
Legal Matters..................................          49
Experts........................................          49
Additional Information.........................          49
Incorporation of Certain Documents by
 Reference.....................................          50
Index to Financial Statements..................         F-1

                                7,650,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            OPPENHEIMER & CO., INC.

                             VOLPE, WELTY & COMPANY

                               SOUTHCOAST CAPITAL
                                  CORPORATION

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be incurred in connection with the offering are as follows:

SEC registration fee..............................................  $  27,993
NYSE registration fee.............................................     18,375
NASD filing fee...................................................      9,738
Printing and engraving expenses...................................    100,000
Registrar and transfer agent fees and expenses....................      5,000
Accounting fees and expenses......................................    150,000
Legal fees and expenses...........................................    200,000
Miscellaneous fees and expenses...................................    113,894
                                                                    ---------
TOTAL.............................................................  $ 625,000

    The Selling Shareholders will bear no part of the expenses listed above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law ("BCL").

    The Registrant has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnitees") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Registrant or as directors, officers, employees or agents of any other company or entity at the request of the Registrant. The Registrant will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified part with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Registrant or any director or officer of the Registrant unless the Registrant consented to the initiation of such claim.

    The indemnity agreements require an Indemnitee to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the
BCL) and the indemnity agreement, to indemnification for such expenses.

    The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registration and the Indemnitees, may be sufficiently broad to permit indemnification of the Indemnitees for liabilities arising under the Securities Act.

    The Registrant has agreed to indemnify the Underwriter and its officers, directors, partners, employees, agents and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission of a material fact contained in the registration statement. The Underwriter has agreed to indemnify the Registrant and its directors, officers and controlling persons as to any losses, claims, damages, expenses or liabilities arising out of any untrue statement or omission in the registration statement based on information relating to the Underwriter furnished by it for
use in connection with the registration statement. See Section       of the
Underwriting Agreement which will be filed in an amendment as Exhibit 1.1 to this Registration Statement.

    The Registrant has purchased directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:

    EXHIBIT
     NUMBER                                            DESCRIPTION OF DOCUMENT
-------------  -------------------------------------------------------------------------------------------------------

        1.1    Form of Underwriting Agreement.*

        5.1    Opinion and Consent of Camhy Karlinsky & Stein LLP.

       23.1    Consent of Camhy Karlinsky & Stein LLP (included in Exhibit 5.1).

       23.2    Consent of Price Waterhouse LLP.

       23.3    Consent of Ernst & Young LLP.

       23.4    Consent of Bronsens, Chartered Accountants.

       24.1    Power of Attorney (contained on page II-5 of this Registration Statement).

------------------------

*   To be filed by Amendment.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby also undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Include any additional or changed material information on the plan of distribution.

    (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

    (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 20, 1996.

                                             CHYRON CORPORATION

                                                               By:

                                                               BY:

                                                                              /s/ MICHAEL I. WELLESLEY-WESLEY

                                                                        ------------------------------------------

                                                                                Michael I. Wellesley-Wesley

                                                                                 CHAIRMAN OF THE BOARD AND

                                                                                  CHIEF EXECUTIVE OFFICER

                                                                                /S/ PATRICIA ARUNDELL LAMPE

                                                                        ------------------------------------------

                                                                                  Patricia Arundell Lampe

                                                                                  CHIEF FINANCIAL OFFICER


                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Michael Wellesley-Wesley and Patricia A. Lampe, separately, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933,and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates stated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

        /s/ MICHAEL I.          Chairman of the Board and
       WELLESLEY-WESLEY           Chief Executive Officer
------------------------------    (Principal Executive        December 20, 1996
 Michael I. Wellesley-Wesley      Officer)

       /s/ ISAAC HERSLY
------------------------------  President, Chief Operating    December 20, 1996
         Isaac Hersly             Officer and Director

                                Treasurer And Chief
 /s/ PATRICIA ARUNDELL LAMPE      Financial Officer
------------------------------    (Principal Financial        December 20, 1996
   Patricia Arundell Lampe        and Accounting Officer)

     /s/ SHELDON D. CAMHY
------------------------------  Director                      December 20, 1996
       Sheldon D. Camhy

   /s/ S. JAMES COPPERSMITH
------------------------------  Director                      December 20, 1996
     S. James Coppersmith

     /s/ CHARLES M. DIKER
------------------------------  Director                      December 20, 1996
       Charles M. Diker

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
   /s/ DONALD P. GREENBERG
------------------------------  Director                      December 20, 1996
     Donald P. Greenberg

    /s/ RAYMOND W. HARTMAN
------------------------------  Director                      December 20, 1996
      Raymond W. Hartman

     /s/ ALAN HIRSCHFIELD
------------------------------  Director                      December 20, 1996
       Alan Hirschfield

     /s/ WESLEY LANG, JR.
------------------------------  Director                      December 20, 1996
       Wesley Lang, Jr.

     /s/ EUGENE M. WEBER
------------------------------  Director                      December 20, 1996
       Eugene M. Weber

                                 EXHIBIT INDEX

    EXHIBIT
     NUMBER                                        DESCRIPTION OF DOCUMENT                                          PAGE
-------------  ------------------------------------------------------------------------------------------------     -----

        1.1    Form of Underwriting Agreement.*

        5.1    Opinion and Consent of Camhy Karlinsky & Stein LLP.

       23.1    Consent of Camhy Karlinsky & Stein LLP (included in Exhibit 5.1).

       23.2    Consent of Price Waterhouse LLP.

       23.3    Consent of Ernst & Young LLP.

       23.4    Consent of Bronsens, Chartered Accountants.

       24.1    Power of Attorney (contained on page II-5 of this Registration Statement).

------------------------

*   To be filed by Amendment.